                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

                             Registration Statement
                                      Under
                           The Securities Act of 1933

                               FAMOUS FIXINS, INC.
                 (Name of small business issuer in its charter)


         NEW YORK                     7380                         13-3865655
         --------                      ----                         ----------
 (State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)  Classification Code Number )    Identification
                                                                 No.)


9440 SANTA MONICA BOULEVARD, SUITE 400, BEVERLY HILLS, CALIFORNIA      90210
-------------------------------------------------------------------------------
 (Address of principal executive offices)                            (Zip code)

         Registrant's Address and Telephone number, including area code:

                               S. Michael Rudolph
                             Chief Executive Officer
                     9440 Santa Monica Boulevard, Suite 400
                             Beverly Hills, CA 90210
                                 (310) 860-9969

            (Name, address and telephone number of Agent for Service)

                          Copies of communications to:

                              Owen Naccarato, Esq.
                             Naccarato & Associates
                           19600 Fairchild, Suite 260
                            Irvine, California 92612
                                 (949) 851-9261

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to RULE 462(B) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to RULE 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to RULE 462(D) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to RULE 434, check the following box. [ ]


CALCULATION OF REGISTRATION FEE
--------------------------- ----------------- ------------ -------------- ------------ -------------- ---------------
Title of each class of      Amount to be      Proposed     Proposed       Exercise     Proceeds to    Amount of
securities to be            registered        maximum      maximum        price per    the Company    registration
registered                                    offering     aggregate      share (1)                   fee
                                              price per    offering
                                              share (1)    price
--------------------------- ----------------- ------------ -------------- ------------ -------------- ---------------
Common  Shares, par value
$.001 underlying secured    41,666,667 (2)        $ .012   $    500,000                                $  40.45
convertible debenture
--------------------------- ----------------- ------------ -------------- ------------ -------------- ---------------
Shares underlying Equity
Line                        40,000,000 (3)         $ .05    $ 2,000,000                                $ 161.80


--------------------------- ----------------- ------------ -------------- ------------ -------------- ---------------

Shares underlying warrant   1,000,000  (4)                                 $ .01        $  10,000      $   0.81

--------------------------- ----------------- ------------ -------------- ------------ -------------- ---------------

Restricted Common Shares
par value $.001             1,500,000  (5)       $.012     $      18,000                              $    1.46


--------------------------- ----------------- ------------ -------------- ------------ -------------- ---------------

Total Registration Fee                                                                                $  284.61


--------------------------- ----------------- ------------ -------------- ------------ -------------- ---------------


(1)    Estimated solely for the purpose of determining the registration fee.
(2) Common stock issuable upon conversion of an aggregate of $500,000 in convertible debentures issued in connection with a December 10, 2003 financing.
(3)    Common stock issuable pursuant to an equity line
(4) Common stock issuable upon the conversion of warrants issued in connection with the January 10, 2003 convertible note.
         (5) Restricted Common stock issued with registration rights.


                              ---------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

      PROSPECTUS
      May 9, 2003
                               Famous Fixins, Inc.

                        84,166,667 SHARES OF COMMON STOCK


o The 84,166,667 shares of Common Stock offered by this Prospectus are being offered for resale by the stockholders listed in the section of this Prospectus called "Selling Security Holders".

o    Our  Common  Stock is traded on the OTC  Bulletin  Board  under the  symbol
     "FIXN".

o April 30, 2003 the closing bid price of our Common Stock on the OTC Bulletin Board was $.01

o Investors should not purchase these shares unless they can afford to lose their entire investment.

o Selling shareholders will sell at prices they fix or negotiate and the selling shareholder will receive all proceeds from the sale.


--------------------------------------------------------------------------------


THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE THE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS


---------------------------------------------------------------------- --------
                                             Section Title             Page No.
---------------------------------------------------------------------- --------
Summary of Information in the Prospectus                                  5
---------------------------------------------------------------------- --------
Risk Factors                                                              7
---------------------------------------------------------------------- --------
Dividend Policy                                                         10
---------------------------------------------------------------------- --------
Dilution                                                                11
---------------------------------------------------------------------- --------
Use of Proceeds                                                         12
---------------------------------------------------------------------- --------
Market for Common Equity and Related Stockholder Matters                13
---------------------------------------------------------------------- --------
Management's Discussion and Analysis or Plan of Operations              15
---------------------------------------------------------------------- --------
Our Business                                                            19
---------------------------------------------------------------------- --------
Management                                                              33
---------------------------------------------------------------------- --------
Executive Compensation                                                  34
---------------------------------------------------------------------- --------
Security Ownership of Certain Beneficial Owners and Management          35
---------------------------------------------------------------------- --------
Certain Relationships and Related Transactions                          36
---------------------------------------------------------------------- --------
Description of Securities                                               37
---------------------------------------------------------------------- --------
Selling Stockholders                                                    37
---------------------------------------------------------------------- --------
Plan of Distribution                                                    39
---------------------------------------------------------------------- --------
Legal Proceedings                                                       40
---------------------------------------------------------------------- --------
Experts                                                                 41
---------------------------------------------------------------------- --------
Legal Matters                                                           41
---------------------------------------------------------------------- --------
Other Available Information                                             41
---------------------------------------------------------------------- --------
Financial Statements                                                    F-1
---------------------------------------------------------------------- --------
Indemnification                                                         42
---------------------------------------------------------------------- --------

                               PROSPECTUS SUMMARY

This summary contains all material terms of the offering. To understand this offering fully, you should read the entire document carefully. Please pay particular attention to the section entitled "RISK FACTORS" and the section entitled "FINANCIAL STATEMENTS".

Unless otherwise indicated, this Prospectus assumes that any of our outstanding options or warrants have not been exercised into shares of our Common Stock.

                               FAMOUS FIXINS, INC.

On May 28, 1998, we acquired Famous Fixins, Inc., a privately-held New York corporation formed on November 29, 1995 ("FFNY"), in a transaction viewed as a reverse acquisition. FFNY was a promoter and marketer of celebrity endorsed consumer products. It commenced business activities in 1995 and began sales operations in March 25, 1997. Pursuant to a Plan and Agreement of Reorganization, we issued 5,494,662 shares of common stock to Jason Bauer, as trustee for certain shareholders of FFNY, in exchange for 97% of the outstanding common stock of FFNY. Pursuant to the reorganization, the controlling shareholders became our controlling shareholders and officers and directors. FFNY became a majority-owned subsidiary of our company.

On June 8, 1998, we changed our name to Famous Fixins, Inc. under the laws of the State of Nevada.

On November 16, 1998, we reincorporated under the laws of the State of New York by merging into our wholly-owned subsidiary, Famous Fixins Holding Company, Inc., a corporation formed for the purpose of reincorporation. On November 20, 1998, we merged with our New York subsidiary, FFNY. On November 20, 1998, we changed our name to Famous Fixins, Inc. under the laws of the State of New York. We operate as a single entity under the laws of the State of New York.

On December 27, 2002 we consummated an Agreement and Plan of Merger ("Agreement") whereby we combined with Warning Model Management, LLC, a California Limited Liability Company, ("Warning") which was organized in September 1998. The transaction has been accounted for, as a reverse acquisition for accounting purposes and the continuing business is that of Warning.

Warning Model Management, LLC ("WAMM") was established in September 1998 and is a large modeling management company operating in the United States. WAMM is the one of the larger model management companies in Los Angeles having quality fashion oriented models and talent for both the fashion industry and TV/Radio commercials, as well as the retailing and advertising sectors.

WAMM differs from other Los Angeles ("LA") model management companies by providing the fashion/retailing industry in California and other Western States the level of modeling talent previously only found in New York and Paris. We have achieved this by focusing on those clients that use LA and San Francisco as a primary location rather than as a base, and making available the talent our clients require locally, saving them (in many cases) the expense of having to bring those models from New York or Paris. We can do this by the advancement and application of an interactive web site that has made the old ways of transporting bulky portfolios by messenger obsolete. What took days before can be done in seconds from anywhere in the world. WAMM's stable of talent includes many of the world's top models. WAMM operates as an independent model management company, which means we have no one corresponding agent in New York or elsewhere. This places us in a position to be able to work with any agency we desire. This is important in that we feel we have a greater selection of talent to offer the entire market as a whole.

Current clients include all the major fashion lines as well as local clientele such as Macy's, Nordstrom's, Mervyns, Robinsons-May, Gap, Banana Republic, Bon Marche, Eddie Bauer, J. Crew and Talbot's. Warning also represents many of the Victoria Secret Models. Our models are prominently featured in print media, including the world's top fashion magazines, TV commercials and other retailing media campaigns.

THE OFFERING

Securities                          Offered 84,166,667 Selling Security Holder
                                    Shares (see "Selling Shareholders" page __) of which are authorized and none of these shares have previously been issued as restricted stock.

Common Stock Outstanding:           Prior to the Offering  70,923,834  Shares
                                    as of April 30, 2003 After the Offering
                                    153,257,171 Shares

Offering Price                      The selling shareholders can sell the shares
                                    at any price.

Useof Proceeds                      This prospectus relates to
                                    shares of our common stock that may be
                                    offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling shareholders. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling shareholders. These funds will be used for ongoing operations.

Market for our Common Stock:        Our Common Stock
                                    trades on the Over-the Counter Bulletin
                                    Board, also called OTCBB, under the trading symbol "FIXN". The market for our Common
                                    Stock is highly volatile. We can provide no assurance that there will be a market in the future for our Common Stock.

                                  RISK FACTORS

An investment in shares of FIXN's Common Stock involves a high degree of risk. You should carefully consider the following information, which summarizes all material risks, together with the other information contained in this prospectus, before you decide to buy FIXN's common stock. If any of the following risks actually occur, FIXN's business would likely suffer. In these circumstances, the market price of FIXN's common stock could decline, and you may lose all or part of your investment.


RISKS RELATING TO OUR BUSINESS:

HISTORICAL OPERATING LOSSES

For the year ended December 31, 2002, the Company posted a higher net loss than from the prior year. The increase in operating loss was primarily due to increased in non-recurring operating expenses relating to the merger and additional administrative costs due to increased sales volume.

SHORT OPERATING HISTORY

Although Warning Model Management, LLC was formed in September 1998, we have been in actual operation under current management for a relatively short time. We face all of the risks inherent in a new business and those risks specifically inherent in the development and operation of a new business. The likelihood of our success must be considered in light of the problems, expenses, difficulties and delays frequently encountered in connection with a new business, including, but not limited to, uncertainty as to the ability to develop a market share for our services. The purchase of securities offered by us must be regarded as the placing of funds at risk in a new or "start-up" venture with all of the unforeseen costs, expenses, problems and difficulties to which such ventures are subject.

NEED FOR ADDITIONAL PERSONNEL

Our ability to grow will depend in part upon our ability to attract and retain experienced professionals to staff a significant expansion of our activities. Although we have thus far had no difficulty in attracting and retaining qualified personnel, there can be no assurance that we will not need to hire additional management and other personnel which meets our long-term goals or that we will be able to find and attract qualified persons to fill such additional positions in the future.

MANAGEMENT OF GROWTH

Our business strategy involves continuing rapid expansion. This growth will place significant strain on our administrative, operational and financial resources, and will increase demands on our systems and controls. Our ability to manage our growth successfully will require us to develop improved systems and controls. If our management is unable to manage growth effectively, our operating results and financial condition could be adversely affected.


RISKS RELATING TO OUR STOCK:

THE ISSUANCE OF THE SHARES IN THIS OFFERING, PLUS THE EXISTING OUTSTANDING CONVERTIBLE NOTES, WILL RESULT IN DILUTION.

There are a large number of shares underlying the convertible note and warrants in this offering that may be available for future sale and the sale of these shares may depress the market price of our common stock and may cause substantial dilution to our existing stockholders.

The number of shares of common stock issuable upon conversion of the convertible note in this offering may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the notes and debentures and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock. The issuance of shares upon conversion of the convertible notes and debentures and exercise of outstanding warrants will also cause immediate and substantial dilution to our existing stockholders and may make it difficult to obtain additional capital.

The following gives examples of the number of shares that would be issued if the debentures in this offering were converted at one time at prices representing 70%, 50%, and 25% of the current market price (assuming a market price of $0.01) as of April 30, 2003, we had 70,923,834 shares of common stock outstanding.

o        70% of current stock price:

         FIXN's stock converted at 70% of current stock price would result in a debenture conversion rate of $.007 cents. To convert the $500,000 convertible debenture would require 71,428,571 shares of FIXN's common stock, or 101% of FIXN's current outstanding shares.

o        50% of current stock price:

         FIXN's stock converted at 50% of current stock price would result in a debenture conversion rate of $.005 cents. To convert the $500,000 convertible debenture would require 100,000,000 shares of FIXN's common stock, or 141% of FIXN's current outstanding shares.

o        25% of current stock price

         FIXN's stock converted at 25% of current stock price would result in a debenture conversion rate of $.0025 cents. To convert the $500,000 of convertible debentures would require 200,000,000 shares of FIXN's common stock, or 282% of FIXN's current outstanding shares.


SHORT SELLING COMMON STOCK BY WARRANT AND DEBENTURE HOLDERS MAY DRIVE DOWN THE MARKET PRICE OF OUR STOCK.

The warrant and debenture holder may sell shares of FIXN's common stock on the market before exercising the warrant or converting the debenture. The stock is usually offered at or below market since the warrant and debenture holders receive stock at a discount to market. Once the sale is completed the holders exercise or convert a like dollar amount of shares. If the stock sale lowered the market price, upon exercise or conversion, the holders would receive a greater number of shares then they would have absent the short sale. This pattern may result in the spiraling down of our stock's market price.

FIXN'S COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

Our shares of Common Stock are "penny stocks" as defined in the Exchange Act, which are traded in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock being registered hereby. In addition, the "penny stock" rules adopted by the Commission under the Exchange Act subject the sale of the shares of the Common Stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Included in this document are the following:

o The bid and offer price quotes for the penny stock, and the number of shares to which the quoted prices apply.

o    The brokerage firm's compensation for the trade.

o The compensation received by the brokerages firm's salesperson for the trade.

In addition, the brokerage firm must send the investor:

o Monthly account statement that gives an estimate of the value of each penny stock in your account. o A written statement of your financial situation and investment goals.

Legal remedies, which may be available to you, are as follows:

o If penny stocks are sold to you in violation of your rights listed above, or other federal or state securities laws, you may be able to cancel your purchase and get your money back.

o If the stocks are sold in a fraudulent manner, you may be able to sue the persons and firms that caused the fraud for damages.

o If you have signed an arbitration agreement, however, you may have to pursue your claim through arbitration.

If the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission's rules may limit the number of potential purchasers of the shares of the Common Stock.

RESALE RESTRICTIONS ON TRANSFERRING "PENNY STOCKS" ARE SOMETIMES IMPOSED BY SOME STATES, WHICH MAY MAKE TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

Various state securities laws impose restrictions on transferring "penny stocks" and as a result, investors in the Common Stock may have their ability to sell their shares of the Common Stock impaired. For example, the Utah Securities Commission prohibits brokers from soliciting buyers for "penny stocks", which makes selling them more difficult.

FIXN'S ABSENCE OF DIVIDENDS OR THE ABILITY TO PAY THEM PLACES A LIMITATION ON ANY INVESTORS RETURN.

FIXN anticipates that for the foreseeable future, earnings will be retained for the development of its business. Accordingly, FIXN does not anticipate paying dividends on the common stock in the foreseeable future. The payment of future dividends will be at the sole discretion of FIXN's Board of Directors and will depend on the Company's general business condition.

DILUTION (CONVERTIBLE NOTE)

Assuming there was no change in the net tangible book value (net tangible book value means total assets (exclusive of copyrights, patents, goodwill, research and development costs and similar intangible items) minus total liabilities) of FIXN after December 31, 2002 and taking into consideration $410,000 net proceeds received from the sale of debentures our adjusted net tangible book value as determined after the receipt of net proceeds from such maximum offering amount, totaling $(1,714,712) will be .$(0.01) per share of common stock. This represents an immediate increase in our net tangible book value of $0.01per share of Common Stock to the Existing Stockholders, and an immediate dilution of $0.022 per share to the investors purchasing shares of common stock in this offering (the "New Stockholders").

The following table illustrates this per share dilution at December 31, 2002:

Offering Price per share of Common Stock (Avg).................       0.012

Adjusted net tangible book value (deficit) per share of
Common Stock at December 31, 2002
Before this Offering............................................     $(0.02)

Increase attributable to the Offering...........................      $0.01

Adjusted net tangible book value (deficit)
per share of Common Stock
After this Offering..............................................    $(0.01)

Dilution in adjusted net tangible book
Value per share of Common Stock
to New Stockholders.............................................     $0.022

In addition, further dilution could occur in the future due to any contracts we may enter into with third party entities for consulting or other services should any additional Common Stock shares be issued for those consulting or other services.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements, which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, this prospectus also contains forward-looking statements about our future. Forward-looking statements include statements about our:

Plans, Objectives, Goals, Strategies, Expectations for the future, Future performance and events, Underlying assumptions for all of the above and other statements, which are not statements of historical facts.

These forward-looking statements involve risks and uncertainties, which could cause our actual results to materially differ from our forward-looking statements. We make these forward-looking statements based on our analysis of internal and external historical trends, but there can be no assurance that we will achieve the results set forth in these forward-looking statements. Our forward-looking statements are expressed in good faith and we believe that there is a reasonable basis for us to make them.

In addition to other factors discussed in this prospectus, the following are important factors that could cause our actual results to materially differ from our forward-looking statements:

-    Our ability to respond to changes in the marketplace
-    Competitive factors
-    The availability of financing on terms and conditions acceptable to us
-    The availability of personnel with the appropriate technical skills

We have no obligation to update or revise these forward-looking statements to reflect future events.


USE OF PROCEEDS

FIXN will not receive any of the proceeds from the sale of the shares of Common Stock offered by the selling shareholders under this prospectus. There are warrants being issued with the current funding. If these Warrants were exercised FIXN would receive aggregate gross proceeds of approximately $10,000.

The proceeds, if any, that FIXN receives from the exercise of warrants will be used for working capital in support of the growing business.

The foregoing represents FIXN's current best estimate of our use of the proceeds derived from the exercise of the warrants to purchase the shares of Common Stock offered in this prospectus, if any, based upon our present plans, the state of our business operations and current conditions in the industry in which we operate. FIXN reserves the right to change the use of the proceeds if unanticipated developments in our business, business opportunities, or changes in economic, regulatory or competitive conditions, make shifts in the allocations of proceeds necessary or desirable.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock trades on the Over-the Counter Bulletin Board, also called the OTCBB, under the trading symbol "FIXN". The following table set forth the quarterly high and low bid prices per share for our common stock. The bid prices reflect inter-dealer prices, without retail markup, markdown, or commission and may not represent actual transactions.

Fiscal Year       Quarter Ended             High              Low
-----------       -------------             ----              ---
2000              March 31, 2000            $0.6875           $0.1875
                  June 30, 2000             $0.51             $0.17
                  September 30, 2000        $0.203            $0.045
                  December 31, 2000         $0.0938           $0.0156

2001              March 31, 2001            $0.469            $0.0156
                  June 30, 2001             $0.06             $0.02
                  September 30, 2001        $0.03             $0.01
                  December 31, 2001         $0.02             $0.01

2002              March 31, 2002            $0.01             $0.01
                  June 30, 2002             $0.01             $0.01
                  September 30, 2002        $0.01             $0.01
                  December 31, 2002         $0.02             $0.01

2003              March 31, 2003           $0.028            $0.005

To date, FIXN has not declared or paid dividends on its common stock.

           As of April 30, 2003, there were approximately 115 registered shareholders of the FIXN's Common Stock.

Transfer Agent and Registrar

         FIXN's transfer agent is Continental Stock Transfer and Trust Company, 17 Battery Place New York, NY 10004.

                          SUMMARY FINANCIAL INFORMATION

The summary historical financial data should be read in conjunction with the financial statements (and notes thereto) of our Company and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                  Year ended December 31,
                                                 2002         2001
                                               ---------      ---------
                                                       (Audited)
Total Revenue                              $   2,323,849     $ 2,252,061
Total Operating Costs                          1,403,628         871,044
                                               ---------       ---------
Gross Margin                                     920,221         381,044
Salaries and Wages                               542,086         349,736
Rent                                             154,938          98,013
General and Administrative                       472,481         161,088
Other Operating Expenses                         195,212          77,139

Provision for Income Taxes                         1,380             800
Other income (expenses), net                     (90,061)        (26,795)
                                          ------------------------------------
Net Loss                                      $ (535,937)   $   (331,754)

Weighted average Common
        Shares outstanding                    24,569,666      24,313,665

Net income (loss) per share                 $     (0.022)    $    (0.014)


Total Assets                                $  1,344,782     $   241,308
Total Liabilities                           $  2,820,642     $     8,350
Shareholders' equity                        $ (4,120,881)    $    (61,703)

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION


GENERAL

PLAN OF OPERATION

         Short-term Objectives:

o Continue to expand revenue through organic growth of existing business lines;

o    Source and develop new talent in both male and female models.

o Seek additional financing so as to provide capital to rapidly growing components of the organization, such as the Talent Division.

         Long-term Objectives:

o Continue business expansion through acquisition, merger or joint venture with modeling agencies located in other geographic areas to provide economy of scale, incremental revenue and a larger talent pool;

o Acquire complementary product lines to provide a broader service offering for customers, expand modeling careers and revenue sources.

We have no expected or planned sale of significant property or equipment.

In our opinion sufficient working capital will be available from internal operations and from outside sources during the next twelve months thereby enabling us to meet our obligations and commitments as they become payable for the following reasons: 1) We have signed a letter of intent for a credit facility, and we will be doing a registration statement for the underlying shares shortly, 2) We are in process of negotiating with a financial institution a credit line, and 3) $2,900,000 of our debt is with management. Additionally, historically, our operations have provided sufficient funds to met our obligations and commitments as they became payable.

RESULTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2002 VERSUS YEAR ENDED DECEMBER 31, 2001
Revenue for the year ended December 31, 2002 was $ 2,323,849 as compared to $ 1,252,061 for the same period in 2001, or an increase of $1,071,788 as the result of an increase in the company's Model fees and Commercial commissions. The increase in Model fees and Commercial commissions is in direct relationship to the increase in the number of the Models with us.

Gross profit for the year ended December 31, 2002 was $ 920,221 as compared to $ 381,017 for the same period in 2001, or an increase of $ 539,104. This increase in gross profit was attributable mainly to the increase in Model fee revenues and an expanded commercial's commission.

Operating expenses for the period ending December 31, 2002 were $ 1,364,717 as compared to $685,976 for the same period in 2001, or an increase of $ 678,741 The increase in operating expenses were mainly attributable to: 1) an increase in salaries and wages of $192,350 due to an increase in head count from 11 to 13; 2) rent of $56,925 due to move to large office space; 3) general and administrative of $ 311,393; which was mainly due to an increase in bad debts of $ 87,787, Consulting Fees of $98,755, accounting related expenses of $ 32,694, travel and entertainment of $ 28,971, and other general and administrative expenses of $7.530; 4) business development cost of $ 24,744; 5) non-recurring expenses of $ 86,375 attributable to the closing of the reverse merger; 6) and other miscellaneous items account for $ 22,980.

Interest expense was $ 122,426 for the year ended December 31, 2002 as compared to $ 39,295 for the same period in 2001, or an increase of $ 83,138. The increase in interest expense in 2002 was primarily an increase in the use of our secured line of credit.

Other income of $31,920 increased $19,420 over the same period the prior , which was primarily due to miscellaneous items.

Our net (loss) for the current year ended December 31, 2002 was $(535, 937) as compared to a net loss of $(332,554) for the year ended December 31, 2001, which is an increase of $203,383 or 61%. This increase in loss is mainly attributable to the non-recurring merger expenses of $86,375, and increased consulting fees of $98,755, miscellaneous items $ 17,670. Net change in cash used in operating activities in 2002 versus 2001 was $205. This change in cash from operating activities was principally due to an increase in loss of $203,383, an increase accounts receivable trade of $193,974, an increase advances to models $ 298,582, increase in advance to officers of $28,040 offset by an increase in accounts payable of $374,809, increase in model fee payable $185,158, increase of model reserves of $16, 325, increase in accrued interest of $ 72,204, and other miscellaneous of $ 75, 278. We increased our revenues significantly in 2002, which resulted in us needing more models, which resulted in increases in advances to models and in accounts receivable.

Net cash provided by (used in) investing activities was $15,743 and $ 950 for the years ended December 31, 2002 and 2001, respectively, reflecting a change of $ 14,793. This change is due to an increase in purchases of property and equipment.

Net cash provided by financing activities was $807,914 and $301,136 for the years ended December 31, 2002 and 2001, respectively, reflecting a change of $ 506,778. This increase was principally due to proceeds from convertible notes of $500,000, net increase of borrowings of a secured line of credit of $ 44,258, proceeds of notes payable $118,000, advances from shareholders of $52,000, miscellaneous items of $31,520 offset by decrease in capital contribution of $ 239,000.


LIQUIDITY AND CAPITAL RESOURCES

The Company's revenues have been insufficient to cover the cost of revenues and operating expenses. Therefore, the Company has been dependent on private placements of its common stock and issuance of convertible notes in order to sustain operations. In addition, there can be no assurances that the proceeds from private or other capital will continue to be available, or that revenues will increase to meet the Company's cash needs, or that a sufficient amount of the Company's common stock or other securities can or will be sold or that any common stock purchase options/warrants will be exercised to fund the operating needs of the Company.

Over the next twelve months, management is of the opinion that sufficient working capital will be obtained from operations and external financing to meet the Company's liabilities and commitments as they become payable. FIXN has in the past relied on private placements of common stock securities, and loans from private investors to sustain operations. However, if the Company is unable to obtain additional funding in the future, it may be forced to curtail or terminate operations. A recent financing has been obtained and the underlying shares are being registered in this registration statement (see "Selling shareholders" and "Recent financing" on page 23).

Therefore, over the next twelve months management is of the opinion that sufficient working capital will be available from operations and financing activities to meet the Company's liabilities and commitments as they become payable.

INFLATION

We believe our operations and financial condition have suffered no adverse material effect due to inflation.

OTHER EVENTS:

On December 30, 2003, FIXN issued a $500,000 Convertible Debenture, 10% annual interest rate, pursuant to a Securities Purchase Agreement (the "Agreement"). The convertible debenture can be converted into shares of common stock with the Conversion Price per share being 85% of the average of the lowest three trading prices during the 22 trading days preceding the conversion date.

On December 30, 2003, FIXN also entered into a Stock Purchase Agreement (the "Agreement") with the Mercator Momentum Fund, L.P. ("Mercator") that provides for a $2,000,000 Equity Line. The Agreement is for two years and will begin on the effective date of this Registration Statement. Mercator's obligations to advance funds to FIXN by purchasing shares of the Company's common stock will not commence until the effectiveness of this Registration Statement. Upon this effectiveness, Mercator shall have an obligation to purchase from time to time up to $2,000,000 of the Company's common stock. During this period, FIXN may require Mercator to purchase a minimum amount of FIXN common shares once every twenty-two trading days. The maximum purchase request is the lesser of
1)$150,000, 2)the remaining amount under the equity line, 3) 10% of the total dollar trading volume in FIXN common stock, or 4) the maximum amount the investor could purchase without being required to file a Form 13D.
The purchase price is 92% of the lowest closing bid price during the fifteen trading days following each closing date. The minimum bid price of FIXN common stock must be greater than $0.05.

The following actions were taken pursuant to the written consent of a majority of our shareholders, dated March 10, 2003, in lieu of a special meeting of the shareholders. The following actions became effective on or about April 10, 2003:

1.   Amendment of our  certificate of  incorporation  to change the Company name
     from  Famous  Fixins,   Inc.  to  Warning  Model   Management,   Inc.,  and
     concurrently to change the Company's OTCBB trading symbol.

2. Amendment of our Certificate of Incorporation to increase the authorized number of shares of our common stock from 200,000,000 to 800,000,000.

3. The ratification of the appointment of Pohl, McNabola, Berg, & Co., LLP, as our independent accountants for the current fiscal year.

                                  OUR BUSINESS


On May 28, 1998, we acquired Famous Fixins, Inc., a privately-held New York corporation formed on November 29, 1995 ("FFNY"), in a transaction viewed as a reverse acquisition. FFNY was a promoter and marketer of celebrity endorsed consumer products. It commenced business activities in 1995 and began sales operations in March 25, 1997. Pursuant to a Plan and Agreement of Reorganization, we issued 5,494,662 shares of common stock to Jason Bauer, as trustee for certain shareholders of FFNY, in exchange for 97% of the outstanding common stock of FFNY. Pursuant to the reorganization, the controlling shareholders became our controlling shareholders and officers and directors. FFNY became a majority-owned subsidiary of our company.

On June 8, 1998, we changed our name to Famous Fixins, Inc. under the laws of the State of Nevada.

On November 16, 1998, we reincorporated under the laws of the State of New York by merging into our wholly-owned subsidiary, Famous Fixins Holding Company, Inc., a corporation formed for the purpose of reincorporation. On November 20, 1998, we merged with our New York subsidiary, FFNY. On November 20, 1998, we changed our name to Famous Fixins, Inc. under the laws of the State of New York. We operate as a single entity under the laws of the State of New York.

On December 27, 2002 we consummated an Agreement and Plan of Merger ("Agreement") whereby we combined with Warning Model Management, LLC, a California Limited Liability Company, ("Warning") which was organized in September 1998. The transaction has been accounted for, as a reverse acquisition for accounting purposes and the continuing business is that of Warning. Pursuant to the Agreement, we issued 24,313,655 shares of common stock and a three convertible notes in the aggregate principal amount of $2,900,000 to the Members of Warning Model Management, LLC.

The accounting treatment is that of a business combination using the reverse acquisition method, with Warning being the accounting acquirer under accounting principles generally accepted in the United States. The assets and liabilities of the Company consist primarily of petty cash, receivables, convertible debentures and accrued expenses and are combined with those of Warning at historical cost. The statements of operations subsequent to the combination will be those of the Warning. At the time the Agreement was executed, the Company had no operations.

Warning Model Management, LLC ("WAMM") was established in September 1998 and is a large modeling management company operating in the United States WAMM is the one of the largest model management companies in Los Angeles having quality fashion oriented models and talent for both the fashion industry and TV/Radio commercials, as well as the retailing and advertising sectors.

WAMM differs from other Los Angeles ("LA") model management companies by providing the fashion/retailing industry in California and other Western States the level of modeling talent previously only found in New York and Paris. We have achieved this by focusing on those clients that use LA and San Francisco as a primary location rather than as a base, and making available the talent they require locally, saving them (in many cases) the expense of having to bring those models from New York or Paris. We can do this by the advancement and application of an interactive web site that has made the old ways of transporting bulky portfolios by messenger obsolete. What took days before can be done in seconds from anywhere in the world. WAMM's stable of talent includes many of the world's top models. WAMM operates as an independent model management company, which means they have no one corresponding agent in New York or elsewhere. This places WAMM in a position to be able to work with any agency we desire. This is important in that we have a greater selection of talent to offer the entire market as a whole.

Current clients include all the major fashion lines as well as local clientele such as Macy's, Nordstrom's, Mervyns, Robinsons-May, Gap, Banana Republic, Bon Marche, Eddie Bauer, J. Crew and Talbot's. Warning also represents many of the Victoria Secret Models. WAMM's models are prominently featured in print media, including the world's top fashion magazines, TV commercials and other retailing media campaigns.

1.       Principal products or services and their markets;

         Our principal service is providing models for commercial and high-end fashion purposes. We provide both male and female models to a wide range of advertising media using print, still photography, video and television commercials. We also supply models for high-end fashion engagements, such as fashion shows and runway walks.

         While our market is world wide, we have a strong presence in the United States and our Los Angeles, California base of operations. The Los Angeles area is renowned for a relatively rain-free climate allowing for almost year round production of outdoor oriented filming and print oriented photography. Los Angeles also has a diversity of landscape with oceans, mountains and desert that makes it an ideal location for shooting commercials and advertising.

2.       Distribution methods of the products or service;

         We function as an independent agency, having no branch offices in other cities. As an independent, we can work with any number of other model agencies in cities all around the world to maximize our talent's exposure.

         The modeling business is driven by personal relationships that are developed over time. We have numerous contacts with various booking agencies, retail fashion advertising departments, fashion magazines, high-end designer contacts and other sources that represent a source of bookings and revenue.

         Each model has a portfolio that is developed by the company that serves as a critical business development component. The portfolio contains a pictorial representation of past assignments, various poses and technical information such as height, weight, shoe size, etc. The customer can then request representative portfolio samples or can go directly to the company's web site to view individual models and their portfolios. We believe that our web site provides a competitive advantage that allows customers and prospects to see all of our potential modeling talent. The online element dramatically changes the existing dynamics of sending a portfolio by courier to the customer to immediate online access. Our web site (WWW.WARNINGMODELS.COM) allows for the expansion of customer choice in viewing many model portfolios for their contemplated project. In addition to inbound requests by customers for talent, there are also many outbound calls made to solicit business.

         In addition to individual assignments, models may be requested for longer term activities such as representing a customer's product line (for example, cosmetics or lingerie) wherein an entire advertising campaign is developed around the product and the model. A more recent phenomenon has been the model transitioning to a film/acting or entertainment role. The company can benefit at each stage, collecting a fee as part of the model's print or commercial shoot.

3.       Status of any publicly announced new product or service;

         No new products or services have been introduced during the reporting period. Expansion of existing services occurs on an on-going basis.

4. Competitive business conditions and the small business issuer's competitive position in the industry and methods of competition;

         We operate in a highly competitive industry. While there are certain brand name competitors such as LA Models and Ford, the industry is characterized as somewhat fragmented and with no clear dominant competitor. Some key drivers and competitive differentiation include the overall talent pool that is maintained by each competitor, a new face or talent that can become a hot property, historic ties to customers and advertising relationships as well as the ability to match modeling product with customer need. We also believe that our web site provides a competitive distinction when compared to other competitor capabilities.

         Our competitive position is largely influenced by our ability to maintain responsiveness to the developing market in which we are engaged and to ensure continuing development of our models in order to keep pace with the competition and developing market trends and needs.

5.      Sources and availability of models and the names of principal suppliers;

         There are a variety of sources for model talent development, including portfolio submission by the prospective model, interaction with other modeling agencies, and through fashion shows and industry functions. A classic source is that of simple discovery by the company's representatives while in the course of everyday activities.

         As part of the process, if the model agrees to have the company represent them, an agreement is executed between the company and the model that delineates responsibilities, payment and other terms. The Company engages models as independent contractors and not as employees. While there is a large pool of available talent, the longer-term success of any model is much narrower and uncertain.

6.       Dependence on one or a few major customers;

         Our customer base and revenue sources are diverse. While we are based in Los Angeles, we supply talent for assignments throughout the world. Consequently we believe that we have geographic diversity to help balance economic cycles. Continual contact with worldwide customers and prospects is important to continue business growth and new customer acquisition.

7. Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration;

         Outside of our logo and service mark, we do not hold title to patents, trademarks, licenses, franchises, and concessions. We do maintain royalty agreements between the models and talent and our company that are part of the standard model agreement.

8. Need for any government approval of principal products or services. If government approval is necessary and the small business issuer has not yet received that approval, discuss the status of the approval within the government approval process;

         The Company is required to have a Talent Agency License and be bonded within the State of California. To the best of our knowledge, additional government approval for our products and services is not required in the normal course of business operation.

9.      Effect of existing or probable governmental regulations on the business;

         Government regulations at both the State and Federal level are encountered. Regulations and laws related to labor principally affect our company. Indirectly, we are also impacted by changes at the Federal and State level that may affect advertising or related business.

10. Costs and effects of compliance with environmental laws (federal, state and local);

         Compliance costs with environmental laws have a minimal impact on our company.

DESCRIPTION OF PROPERTY

As of December 31, 2002 the Company leases its facility under a 60-month agreement, which terminates on April 30, 2005, with the option to renew for an additional six months. The aggregate rental rate for the entire facility for the eight months ending December 31, 2001, and the year ending December 31, 2002 were $71,667 and $100,895, respectively. All operations were performed at this facility.

EMPLOYEES

We employed a total of 11 people at December 31, 2002, of which 10 were classified as full time employees. Currently we have 12 employees. We have successfully expanded the quantity and quality of our sales, marketing and support staff. Although, we compete for such personnel with other companies and organizations that in many cases can offer superior facilities and resources, our ability to offer prospective employees the opportunity to make a large contribution in an exciting, growing and dynamic environment has made the recruitment of highly qualified individuals a relatively easy task.

MANAGEMENT

The following table sets forth the names, ages and all positions with FIXN currently held by each person who may be deemed an executive officer of FIXN. Executive officers serve at the discretion of the Board of directors. Unless otherwise noted, all references to FIXN include Family Room Entertainment Corporation and all its wholly owned subsidiaries:

         The following table sets forth the directors and executive officers of the FIXN:


NAME                       AGE              POSITION WITH COMPANY                             SINCE
----                       ---              ---------------------------------------         ----------

Michael  Rudolph           52               Director and Chief Executive Officer        June 13, 2002

Steven Chamberlin          40               Director and Managing Partner of            January 29, 2003
                                            Warning Model Management, LLC.

Stanley Tepper             58               Chief Financial Officer                     January 29, 2003



Michael Rudolph: Michael Rudolph was appointed Director and Chief Executive Officer of Famous Fixins, Inc. on June 13, 2002. In 1995 Mr. Rudolph founded The Edgehill Group, Inc., a financial advisory and consulting practice, which specializes in business strategy development and merger/acquisition evaluation. In addition, in 2001 Mr. Rudolph founded and is the Managing Member of Viking Asset Management, LLC, an investment advisor registered under the California Corporate Securities Laws. Mr. Rudolph was within Charles Schwab's Institutional Trading Division from 1989 through 1995 where he was responsible for all non-trading activities. Prior to this, Mr. Rudolph held senior management positions at Bank of America, Wells Fargo Bank, and Crocker National Bank. Mr. Rudolph has qualified for registration with the National Association of Securities Dealers as an Investment Advisor. He received his BS degree in Biochemistry from Purdue University and has an MBA from Washington University, St. Louis.

Steven Chamberlin: Stephen Chamberlin was appointed Director of Famous Fixins on January 29, 2003. Mr. Chamberlin founded and has been the Managing Partner of Warning Model Management, LLC, ("WMM") since 1998. Mr. Chamberlin co founded and ran NY Models from 1996 through 1998 and prior to that he was involved in the development and administration of LA Models. Mr. Chamberlin was involved as a founder or senior manager in various modeling agencies since 1979. In 1984, Mr. Chamberlin earned a Bachelor of Law from the University of New South Wales in Sidney Australia.

Stanley Tepper: Mr. Tepper was appointed the Chief Financial Officer in January 2003. At present, Mr. Tepper is also the Chief Financial Officer of Family Room Entertainment Corporation since March 2000. Mr. Tepper has held senior financial management positions with various entities. Since February, 1998 through March 2000, Mr. Tepper was Controller of Operations for Time/Warner/Village Roadshow Pictures joint venture. Prior to that Mr. Tepper has over 30 years of experience as senior management in accounting and finance , principally in the entertainment industry such entities as Time/Warner/Orion Pictures joint venture, Satori Film, ALMI Distribution/RKO Warner Theaters, and the Cannon Group, Inc. Mr. Tepper began his career with Price Waterhouse, New York. He earned a BS degree from Southeastern University of Washington, DC with a major in accounting and minor in computer methodology.

Each director holds office for a one-year term or until his successor has been elected and qualified at the annual meeting of the Company's shareholders. The members of the Board of Directors serve without remuneration for service on the board. Corporate officers are appointed by the Board of Directors and serve at the discretion of the Board.

The Company has no standing audit, nominating or compensation committee. During the period from January 1, 2002 (end of last fiscal year of Famous Fixins, Inc.) to December 31, 2002, there was no Board meeting of the merged entity that was held.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on its review of the copies of such reports furnished to the company and written representations that no other reports were required during the fiscal year ended December 31, 2001, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

January 1, 2002 to December 31, 2002 all filing requirements applicable to Reporting Persons were complied with.

EXECUTIVE COMPENSATION

The following table discloses the compensation paid to Famous Fixins, Inc.'s executive officers during the period November 13, 2001 to December 31, 2002:


                           SUMMARY COMPENSATION TABLE


                                                             LONG-TERM  COMPENSATION
                                                         ------------------------------
                                ANNUAL  COMPENSATION              AWARDS         PAYOUTS
                          ------------------------------  ---------------------  -------
NAME AND                                                 RESTRICTED SECURITIES
PRINCIPAL                                 OTHER ANNUAL     STOCK    UNDERLYING   LTIP    ALL OTHER
POSITION            YEAR  SALARY   BONUS COMPENSATION(1)  AWARD(S)  OPTIONS(#)  PAYOUTS COMPENSATION
------------------- ----  ------   ----- --------------- ---------- ----------- ------- ------------

Michael Rudolph     2002  $0          0     $15,000          0         0           0          0
  CEO

Steven Chamberlin   2002  $50,000     0       0              0         0           0          0
 Managing Member    2001  $25,750     0       0              0         0           0          0
  Warning Model     2000  $0          0       0              0         0           0          0
   Management, LLC

Stanley Tepper      2002  $0          0       0              0         0           0          0


(1) represents income from a consulting agreement from June through December
2002.

OPTIONS GRANTED IN THE LAST FISCAL YEAR

No options to purchase Common Stock of the Company have been granted to the Company's executive officers.

FISCAL YEAR-END OPTION EXERCISES AND OPTION VALUES

No options to purchase Common Stock of the Company have been granted to the Company's executive officers.

EMPLOYEE COMPENSATION

We do not yet have a compensation committee that approves or offers recommendations on compensation for our employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's common stock as of April 30, 2003 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each of the Company's directors and executive officers, and (iii) all officers and directors of the Company as a group. Except as otherwise listed below, the address of each person is c/o Famous Fixins, Inc., 1325 Howard Ave. #422, Burlingame, California 94010.

Name and Address                 Number of Shares            Percent Owned (1)
of Beneficial Owner
Class
-------------------------------    --------------            --------------

Steve Chamberlin                    9,725,462                          13.7%
Managing Member of Warning

George Furla                       12,156,827                          17.1%
Member of Warning

Jeffrey Wong                        2,431,366
3.4%
Member of Warning

Peter Benz                          5,000,000                          7.0%

Howard Schraub                      5,000,000
7.0%

Mercator Momentum Fund, L.P.        5,000,000                          7.0%
-------------------------------

(1) Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. The total number of issued and outstanding shares of 70,923,834 and the total number of shares owned by each person is calculated as of April 30, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Chamberlin has been advanced money for costs and expenses relating to model expenses and travel of $28,040. The advances are due on demand and non-interesting bearing.

DESCRIPTION OF SECURITIES

GENERAL

Our authorized capital stock consists of 800,000,000 shares of Common Stock at $.001 par value, of which 44,673,834 shares are issued and outstanding at December 31, 2002.

The following is a description of the securities of FIXN taken from provisions of our Company's Articles of Incorporation and By-laws, each as amended. The following description is a summary and is qualified in its entirety by the above referenced provisions of the Articles of Incorporation and By-laws as currently in effect. The following description includes all material provisions of the applicable sections of the underlying documents in the summary.

Common Stock

The holders of the common stock are entitled to cast one vote for each share held of record on all matters presented to stockholders. The holders of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of our directors can elect all of the directors, and in such an event, the holders of the remaining shares will be unable to elect any of our directors.

Our certificate of incorporation does not provide that the holders of common stock have any preemptive right.

The holders of the outstanding shares of common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may from time to time determine, subject to the rights of the holders of our preferred stock. Upon our liquidation, dissolution, or winding up, our assets, which are legally available for distribution to the stockholders, will be distributed equally among the holders of the shares.

We have never paid any cash dividends on the common stock. Future cash dividends, if any, will be at the discretion of our Board of Directors and will depend upon, among other things, our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and such other factors as the Board of Directors may deem relevant.

WARRANTS AND OPTIONS:

On December 30, 2002, FIXN issued one Warrant to purchase 1,000,000 shares of common stock of FIXN at a per share exercise price of $0.01. This warrant will expire in four years years.

PENNY STOCK DISCLOSURE REQUIREMENTS:

See discussion in risk factor section, page 11, with the heading "Penny Stock issues may be difficult for an investor to dispose of."


                              SELLING SHAREHOLDERS

SHARES ELIGIBLE FOR FUTURE SALE

On the date of this offering, FIXN has 70,923,834 shares of Common Stock outstanding. Sales of a substantial number of shares of FIXN's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. FIXN is registering with this document 82,666,667 shares of Common Stock for resale, all of which will be freely tradable without restriction or further registration under the Securities Act.

The Shares being offered for resale by our Selling Stockholders are issuable in accordance with ss. 4(2) and Rule 506 under the Securities Act of 1933, as amended (the "Securities Act"),

RECENT FINANCING

On December 30, 2003, FIXN issued a $500,000 Convertible Debenture, 10% annual interest rate, pursuant to a Securities Purchase Agreement (the "Agreement"). The convertible debenture can be converted into shares of common stock with the Conversion Price per share being 85% of the average of the lowest three trading prices during the 22 trading days preceding the conversion date.

The holder of the 10% convertible debentures (Mercator Momentum Fund, L.P.) may not convert its securities into shares of the Company's common stock if after the conversion, such holder, together with any of its affiliates, would beneficially own over 4.9% of the outstanding shares of the Company's common stock. Each holder may waive this percent ownership restriction not less than 61 days' notice to the Company. Since the number of shares of the Company's common stock issuable upon conversion of the debentures will change based upon fluctuations of the market price of the Company's common stock prior to a conversion, the actual number of shares of the Company's common stock that will be issued under the debentures owned by the Mercator Momentum Fund, L.P. cannot be determined at this time. Because of this fluctuating characteristic, we agreed to register a number of shares of the Company's common stock that exceeds the number of the Company's shares of common stock currently beneficially owned by the Mercator Momentum Fund, L.P..

On December 30, 2003, FIXN also entered into a Stock Purchase Agreement (the "Agreement") with the Mercator Momentum Fund, L.P. ("Mercator") that provides for a $2,000,000 Equity Line. The Agreement is for two years and will begin on the effective date of this Registration Statement. Mercator's obligations to advance funds to FIXN by purchasing shares of the Company's common stock will not commence until the effectiveness of this Registration Statement. Upon this effectiveness, Mercator shall have an obligation to purchase from time to time up to $2,000,000 of the Company's common stock. During this period, FIXN may require Mercator to purchase a minimum amount of FIXN common shares once every twenty-two trading days. The maximum purchase request is the lesser of
1)$150,000, 2)the remaining amount under the equity line, 3) 10% of the total dollar trading volume in FIXN common stock, or 4) the maximum amount the investor could purchase without being required to file a Form 13D.
The purchase price is 92% of the lowest closing bid price during the fifteen trading days following each closing date. The minimum bid price of FIXN common stock must be greater than $0.05.

                            SELLING SHAREHOLDER TABLE

The table below sets forth information concerning the resale of shares of Common Stock by the Selling Stockholder. We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholder nor will we receive proceeds from the exercise of the warrants.

Assuming the Selling Stockholder sells all the shares registered below, the Selling Stockholder will no longer continue to own any shares of our Common Stock.

The following table also sets forth the name of the person who is offering shares of common stock by this prospectus, the number of shares of common stock beneficially owned by such person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock such person will own after the offering, assuming he sells all of the shares offered.

                                    SHARES BENEFICIALLY                  SHARES         SHARES BENEFICIALLY
                                    OWNED                                OFFERED        OWNED AFTER OFFERING
SELLING                             PRIOR TO THE                         FOR            IF ALL OFFERED
STOCKHOLDER                         OFFERING                             SALE (4)       SHARES ARE SOLD
-----------                         -----------------                    --------       ----------------------------
                                    Number of Shares   Percentage(2)                    Number of Shares  Percentage

Mercator Momentum Fund, LLP   (1)(2)     3,475,267                      4.9%               82,666,667        53.8%
Jason Bauer                      (3)     1,500,000                      2.1%                1,500,000         2.1%


The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

Mercator Momentum Fund, LLP does not hold any position or office, or has had any material relationship with us or any of our affiliates within the past three years, however Jason Bauer was FIXN's former CEO, who resigned in June 2003 and is no longer affiliated with us.

         The selling shareholders are not a broker-dealers or affiliates of a broker-dealer.

(1) The Mercator Momentum Fund, L.P. is a private investment fund that is owned by all its investors and managed by its general partner, Mercator Advisory Group, LLC., a Registered Advisor. The managing partner is David Firestone.

(2) Percentages are based on 70,923,832 shares of our common stock outstanding as of April 30, 2003.

(3)  Represents restricted shares for services performed

(4) This column represents the total number of shares of common stock that each selling security holder intends to sell, based on the current market price.

PLAN OF DISTRIBUTION

Each selling stockholders will most likely sell their shares on the OTCBB.

Therefore, the selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholders will sell any or all of the common stock in this offering. The selling stockholders may use any one or more of the following methods when selling shares:

o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

o Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account.

o    An exchange distribution following the rules of the applicable exchange

o    Privately negotiated transactions

o    Short sales or sales of shares not previously owned by the seller

o Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share

o    A combination of any such methods of sale any other lawful method

The selling stockholders may also engage in:

o Short selling against the box, which is making a short sale when the seller already owns the shares.

o Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.

o Pledging shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

Because the following selling shareholder is an "underwriter" within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements:

     o    Mercator Momentum Fund, LLP

We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify the Company and its directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

If the selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

LEGAL PROCEEDINGS

None

EXPERTS

The financial statements of Famous Fixins, Inc. at December 31, 2002 and 2001 as appeared in the prospectus.

The financial statements of FIXN at December 31, 2002, appearing in this Prospectus and Registration Statement have been audited by Pohl, McNabola, Berg & Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Legal matters concerning the issuance of shares of common stock offered in this registration statement will be passed upon by Naccarato & Associates, Owen Naccarato, Esq.

OTHER AVAILABLE INFORMATION

We are subject to the reporting requirements of the Securities and Exchange Commission (the "Commission"). We file periodic reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests should be directed to: Michael Rudolph

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 Act with the Commission in connection with the securities offered by this Prospectus. This Prospectus does not contain all of the information that is the registration statement, you may inspect without charge, and copy our filings, at the public reference room maintained by the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribe rates.

Information about the public reference room is available from the commission by calling 1-800-SEC-0330.

The commission maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the commission. The address of the site is WWW.SEC.GOV. Visitors to the site may access such information by searching the EDGAR archives on this web site.

We have not authorized anyone to provide you with any information that is different.

The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted.

The information contained in this Prospectus is accurate as of the date of this prospectus. We will keep this prospectus up to date and accurate.

                              FINANCIAL STATEMENTS

OUR FINANCIAL STATEMENTS BEGIN ON PAGE F-1

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 31, 2003, the Registrant changed its principal independent accountants from Freeman & Davis LLP, 225 West 34th Street, Suite 320, New York, NY 10122 to Pohl, McNabola, Berg & Co., LLP, 50 Francisco Street, Suite 120, San Francisco, CA, 94133. Freeman & Davis LLP was dismissed and the decision to change accountants was approved by the Board of Directors and audit committee.

The reports of Freeman & Davis LLP on the financial statements for the past two years ended December 31, 2001 and 2000 and the current year through the third quarter ended September 30, 2002, and through the date of dismissal of January 31, 2003, contained no adverse opinions or disclaimers or were qualified as to audit review scope, or accounting principles, except that a going concern uncertainty was included in such reports.

During the Registrant's past two years ended December 31, 2001 and 2000 and the current year through the third quarter ended September 30, 2002, and through the date of dismissal of January 31, 2002, there were no disagreements with Freeman & Davis LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing review scope or procedures, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make a reference to the subject matter of the disagreements in connection with its report.

During the Registrant's two most recent fiscal years ended December 31, 2001 and 2000 and the current year through the third quarter ended September 30, 2002, and through the date of dismissal of January 31, 2003, the Registrant did not consult with Pohl, McNabola, Berg & Co., LLP regarding any of the matters or events set forth in Item 304 (a)(2) of Regulations S-B.

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2002 AND 2001

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2002 AND 2001






                                 C O N T E N T S

                               ------------------


                                                                   Page
                                                                ----------


  Independent Auditors' Report........................................F-1

  Consolidated Balance Sheets..................................F 2 -  F 3

  Consolidated Statements of Operations...............................F 4

  Consolidated Statements of Shareholders' Equity.....................F 5

  Consolidated Statements of Cash Flows........................F 6 -  F 7

  Notes to the Financial Statements...........................F 8 -  F 29

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
Famous Fixins, Inc.

We have audited the accompanying consolidated balance sheets of Famous Fixins, Inc., as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years ended December 31, 2002, and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Famous Fixins, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States.






//s// Pohl, McNabola, Berg & Company, LLP

Pohl, McNabola, Berg & Company, LLP
San Francisco, California
March 10, 2003


                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                           CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2002 AND 2001




                               ASSETS                                      2002                2001
                                                                     ------------------  ------------------

Current Assets
   Cash and cash equivalents                                         $         503,422    $         5,821
   Accounts receivable, net of reserve for doubtful
     of $63,422 and $0, respectively                                           332,823            147,300
   Advances to models, net of reserve of
     $41,180 and $22,815, respectively                                         419,233             67,528
   Advances to officer                                                          28,040                  -
   Prepaid expenses                                                              2,734                  -
                                                                     ------------------  ------------------

     Total Current Assets                                                    1,286,252            220,649
                                                                     ------------------  ------------------

Property and Equipment
   Furniture and fixtures                                                        8,168              5,329
   Computers and equipment                                                      90,805             38,140
                                                                     ------------------  ------------------

                                                                                98,973             43,469

   Accumulated depreciation                                                    (40,443)           (22,810)
                                                                     ------------------  ------------------

     Total Property and Equipment                                               58,530             20,659
                                                                     ------------------  ------------------

       Total Assets                                                  $       1,344,782    $       241,308
                                                                     ==================  ==================



                                   (continued)


   The accompanying notes are an integral part of these financial statements.

                                      F-2




                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                     CONSOLIDATED BALANCE SHEETS (CONTINUED)
                        AS OF DECEMBER 31, 2002 AND 2001



                               LIABILITIES AND EQUITY                                    2002            2001
                                                                                    --------------------------------

Current Liabilities
    Accounts payable and accrued expenses                                           $       445,266 $        36,057
    Model fees payable                                                                      319,946          67,394
    Model reserves                                                                           26,955           5,315
    Line of credit                                                                           51,036          48,916
    Notes payable                                                                           166,783               -
    Advances from shareholders                                                               52,000           3,323
    Accrued interest - convertible debentures                                                17,517               -
    Taxes payable                                                                             5,160           3,200
    Current portion - capital leases                                                         17,219           4,424
    Secured line of credit                                                                  367,400         126,032
    Convertible debentures                                                                1,175,739               -
                                                                                    --------------------------------

        Total Current Liabilities                                                         2,645,021         294,661
                                                                                    --------------------------------

Long Term Liabilities
    Convertible debentures                                                                  403,087               -
    Convertible notes payable to shareholders                                             2,390,105               -
    Capital leases                                                                           27,450           8,350
                                                                                    --------------------------------

        Total Long Term Liabilities                                                       2,820,642          8,350
                                                                                    --------------------------------

Equity
    Common stock - 200,000,000 authorized, par value $0.001, 44,673,834 and
         24,313,655 issued and outstanding for 2002 and 2001, respectively                   44,674          24,314
    Additional paid-in capital                                                               97,235         420,670

    Accumulated deficit                                                                  (4,262,790)       (506,687)
                                                                                    --------------------------------

        Total Equity                                                                     (4,120,881)        (61,703)
                                                                                    --------------------------------

        Total Liabilities and Equity
                                                                                    $     1,344,782 $       241,308
                                                                                    ================================


   The accompanying notes are an integral part of these financial statements.




                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDING DECEMBER 31, 2002 AND 2001



                                                               2002                    2001
                                                        --------------------   ---------------------

Revenues
     Revenues                                           $        2,323,849     $         1,252,061
     Costs of revenues                                          (1,403,628)               (871,044)
                                                        --------------------   ---------------------

                                                                   920,221                 381,017
                                                        --------------------   ---------------------

Operating Expenses
     Salaries and wages                                            542,086                 349,736
     Rent                                                          154,938                  98,013
     General and administrative                                    472,481                 161,088
     Business development                                           91,204                  66,460
     Non-recurring expenses                                         86,375                       -
     Depreciation and amortization                                  17,633                  10,679
                                                        --------------------   ---------------------

         Total Operating Expenses                                1,364,717                 685,976
                                                        --------------------   ---------------------

Other Income (Expense)
     Interest income                                                   445                       -
     Other income                                                   31,920                  12,500
     Interest expense                                             (122,426)                (39,295)
                                                        --------------------   ---------------------

         Total Other Income (Expense)                               (90,061)               (26,795)
                                                        --------------------   ---------------------

             Net Loss Before Income Taxes                          (534,557)              (331,754)

Provision for Income Taxes                                           (1,380)                  (800)
                                                        --------------------   ---------------------

              et Loss
             N                                          $          (535,937)   $          (332,554)
                                                        ====================   =====================


Net loss per share - basic                              $           (0.022)    $          (0.014)
                                                        ====================   =====================

Net loss per share - diluted                            $           (0.022)    $          (0.014)
                                                        ====================   =====================

Number of share used in calculation - basic                      24,569,666            24,313,665
                                                        ====================   =====================
Number of share used in calculation - diluted                    24,569,666            24,313,665
                                                        ====================   =====================

   The accompanying notes are an integral part of these financial statements.

                                      F-4


                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDING DECEMBER 31, 2002 AND 2001


                                                                                 Additional
                                                          Common Stock            Paid-In       Accumulated
                                                  ----------------------------
                                                     Shares        Amount         Capital         Deficit        Total
                                                  -------------------------------------------------------------------------


 Balance, December 31, 2000                        24,313,655  $      24,314  $       174,670  $    (174,133)$      24,851
                                                  -------------------------------------------------------------------------

 Additional capital contribution                            -              -          246,000              -       246,000

 Net loss                                                   -              -                -       (332,554)     (332,554)
                                                  -------------------------------------------------------------------------


 Balance, December 31, 2001                        24,313,655  $      24,314  $       420,670  $    (506,687)$     (61,703)
                                                  -------------------------------------------------------------------------

 Additional capital contribution                            -              -            7,000              -         7,000

 Reverse merger
   Share issuance                                  20,360,179         20,360          (20,360)             -             -
   Net effect of assumption of FIXN assets and
   liabilities                                              -              -                -     (3,627,476)   (3,627,476)
   Reclassification of paid-in capital due to
  merger                                                    -              -         (407,310)       407,310             -

 Note payable conversion option                             -              -           88,235              -        88,235

 Warrants issuance                                          -              -            9,000              -         9,000

 Net loss                                                   -              -                -       (535,937)     (535,937)
                                                  -------------------------------------------------------------------------


 Balance, December 31, 2002                        44,673,834  $      44,674  $        97,235  $  (4,262,790)$  (4,120,881)
                                                  =========================================================================

   The accompanying notes are an integral part of these financial statements.


                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDING DECEMBER 31, 2002 AND 2001


                                                                               2002             2001
                                                                         ----------------------------------

Operating Activities:
 Net Loss                                                               $        (535,937)$     (332,554)
Adjustments to reconcile loss to net cash
provided by (used in) operating activities:
 Depreciation and amortization                                                      17,633         10,679
 Bad debt expense                                                                   81,787         22,815
 Other                                                                               1,074              -
 Bond discount amortization                                                          2,141              -

Changes in operating assets and liabilities:
 Accounts receivable - trade                                                      (248,945)       (54,971)
 Advances to models                                                               (370,070)       (71,488)
 Prepaid expenses                                                                   (2,734)             -
 Advances to officer                                                               (28,040)             -
 Bank overdraft                                                                          -         (7,711)
 Accounts payable and accrued expenses                                             409,858         35,049
 Model fees payable                                                                252,552         67,394
 Model reserves                                                                     21,640          5,315
 Taxes payable                                                                       1,960            800
 Accrued interest on convertible debt and secured line                             102,511         30,307
                                                                         ----------------------------------

    Net cash used in operating activities                                         (294,570)      (294,365)
                                                                         ----------------------------------

Investing activities:
 Purchases of property and equipment                                               (15,743)          (950)
                                                                         ----------------------------------

                                                                         ----------------------------------

    Net cash used in investing activities                                          (15,743)          (950)
                                                                         ----------------------------------

Financing activities:
 Capital contribution - cash                                                         7,000        246,000
 Proceeds from convertible notes payables                                          500,000              -
 Borrowings from secured line of credit                                          1,914,900      1,035,200
 Payments on secured line of credit                                             (1,774,917)      (939,475)
 Payments on capital lease obligation                                               (7,866)        (4,004)
 Borrowings under bank line of credit                                               11,111          3,916
 Payments under bank line of credit                                                 (8,991)        (4,712)
 Proceeds from notes payable                                                       118,000              -
 Advances from shareholders                                                         52,000              -
 Payments on advances from officer                                                  (3,323)       (35,789)
                                                                         ----------------------------------

    Net cash provided by financing activities                                      807,914        301,136
                                                                         ----------------------------------


                                   (continued)

   The accompanying notes are an integral part of these financial statements.

                                      F-6


                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                 FOR THE YEARS ENDING DECEMBER 31, 2002 AND 2001


                                                                                2002            2001
                                                                           -------------------------------

      Increase (Decrease) in cash and cash equivalents                             497,601          5,821

Cash and cash equivalents, beginning of period                                       5,821             -
                                                                           -------------------------------

Cash and cash equivalents, end of period                                   $       503,422 $       5,821
                                                                           ===============================


Supplemental disclosures of cash flow information:
   Cash paid during the period for
      Interest                                                             $         9,401 $       8,988
                                                                           ===============================
      Taxes                                                                $             -             -
                                                                           ===============================

Supplemental schedule of non-cash financing activities
   Value of convertible benefit feature on convertible debt                $        88,235 $           -
                                                                           ===============================
   Equipment purchased under capital leases                                $        39,761 $           -
                                                                           ===============================

   Merger of Famous Fixins, Inc and Warning Model Management:
      Notes receivable                                                     $        64,500 $           -
      Accrued liabilities                                                          (81,380)            -
      Convertible debentures                                                    (4,132,691)            -
      Unamortized bond discount                                                    522,095             -
                                                                           -------------------------------
         Total reclassification of equity                                  $    (3,627,476)$           -
                                                                           ===============================

   The accompanying notes are an integral part of these financial statements.

                                      F-7


                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.       General Description of Business

Famous Fixins, Inc. ("FIXN") was incorporated on February 9, 1984, in the State of Utah. Through May 15, 2002, the date of its operating asset sale, FIXN was a promoter and marketer of celebrity endorsed consumer products for sale in supermarkets, other retailers and over the Internet. FIXN developed, marketed and sold licensed consumer products based on the diverse professional, cultural and ethnic backgrounds of various celebrities. FIXN entered into licensing agreements with high profile celebrities and created consumer products, which included various product lines consisting of salad dressings, candy products, cosmetic products, adhesive bandages and other novelty products endorsed by the licensors. FIXN sold directly to consumers and utilized a network of consumer products brokers to distribute its products throughout the United States and Canada. Third party manufacturers produced FIXN's various consumer products. Effective May 15, 2002, FIXN became a shell company that had discontinued its operations and had no operating revenues subsequent to that date.

On December 27, 2002, FIXN merged with Warning Model Management, LLC ("WAMM" or "the Company"), a California limited liability company.

In March 2003, the Company has filed a Proxy Statement with the Securities Exchange Commission (SEC) to change its name to Warning Model Management, Inc., and to increase the authorized shares from 200 million to 800 million.

Warning Model Management, LLC, was established in September 1998 to provide high-quality fashion models to the Southern California market. Los Angeles is one of the premier locations for the creation of fashion advertisements and television commercials, with WAMM being one of Los Angeles's premier model management companies.

The Company's current clients include major fashion companies, major department stores and major fashion magazines.


B.       Basis of Presentation and Organization

Effective December 27, 2002, the Company acquired FIXN (trading symbol: FIXN) through a reverse merger.

The application of reverse takeover accounting, resulted in the consolidated financial statements being issued under the name of the legal parent (Famous Fixins, Inc.), but are a continuation of the financial statements of the legal subsidiary, (Warning Model Management, LLC), and not of the legal parent. The control of the assets and business of Famous Fixins, Inc., is deemed acquired in consideration for the issue of additional capital by Warning Model Management, LLC.

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001




1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

B. Basis of Presentation and Organization (continued)

These consolidated financial statements represent the financial activity of Warning Model Management, LLC and its subsidiaries. The financial statements for the years ended December 31, 2002 and 2001 have been prepared in accordance with generally accepted accounting principles in the US. The financial statements and notes are representations of the management and the Board of Directors who are responsible for their integrity and objectivity.


CONSOLIDATION POLICY

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiary corporations, after elimination of all material inter-company accounts, transactions and profits. These financial statements consolidate the accounts of the WAMM and FIXN subsequent to the merger date. FIXN's operating activity, which is limited to the resolution of its existing convertible debentures, is included as discontinued operations.


DISCONTINUED OPERATIONS

Famous Fixins, Inc.'s current operating activities consist solely of the resolution of amounts remaining payable to the prior holders of Famous Fixins, Inc. convertible debentures. These payables are included as liabilities from discontinued operations.


C.       Cash and Cash Equivalents

For purposes of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents, those with original maturities greater than three months and current maturities less than twelve months from the balance sheet date are considered short-term investments, and those with maturities greater than twelve months from the balance sheet date are considered long-term investments.

The Company invests excess cash in high quality short-term liquid money market instruments with maturities of three months or less when purchased. Investments are made only in instruments issued by or enhanced by high quality financial institutions. The Company has not incurred losses related to these investments.

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

C.       Cash and Cash Equivalents (continued)

CONCENTRATION OF CASH

The Company at times maintains cash balances in excess of the federally insured limit of $100,000 per institution. There were uninsured balances $503,000 and none as of December 31, 2002 and 2001, respectively.


D.       Property and Equipment

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost less accumulated depreciation and amortization. Maintenance and minor replacements are charged to expense as incurred. Renewals and improvements that extend the useful lives of the assets are capitalized and added to the property and equipment. Gains and losses on disposals are included in the results of operations.

Depreciation and amortization are provided using the straight-line method over estimated useful lives of the respective assets as follows:

       Office furniture and fixtures                              5-7 years
       Computer and office equipment and software                   3 years
       Leasehold improvements                                       4 years

Amortization of leasehold improvements is computed using the straight-line method over the lesser of the asset life or the life of the respective lease.

The cost and related accumulated depreciation of all property and equipment retired or otherwise disposed of are removed from the accounts. Any gain or loss is recognized in the current period. Various accelerated methods are used for tax purposes.


ASSETS HELD UNDER CAPITAL LEASES

Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease.

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

E.       Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Until December 27, 2002, the Company operated as a privately held limited liability company. Therefore, the Company's taxable income or loss was allocated to members in accordance with their respective percentage ownership. Accordingly, provision or liability for income taxes included in these financial statements is attributable to California minimum franchise tax of $800 for 2001 and for the period starting January 1, 2002, to December 27, 2002. The Company is subject to the California limited liability company fee, which is based on the Company's revenues. FIXN is subject to New York State and City franchise taxes.


F.       Revenue Recognition

The Company's revenues are derived from two sources.

The Company's primary source of revenue is from model services provided to print media. Revenue for print media is recorded when the models have completed the fashion shoot. The revenue is recorded at gross billings, which includes all agency fees. Costs of revenues consist of payments due to the models for services rendered and expenses and costs incurred for models in performance of those services.

The second source of revenue is from commissions on payments received by models and actors for appearing in television and cable commercials. The Company records a commission of 10% to 15% when cash is received.


G.       Advertising Costs

All advertising costs are expensed as incurred. Advertising expense totaled $3,096 for the year ended December 31, 2001. There was no advertising expense for the year ended December 31, 2002.

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

H.       Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management makes estimates that affect reserves for doubtful accounts, depreciation and reserves for any other commitments or contingencies. Any adjustments applied to estimates are recognized in the year in which such adjustments are determined.


I. Segments of an Enterprise and Related Information

The Company follows SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires that a public business enterprise (optional for a private enterprise) report financial and descriptive information about its reportable operating segments on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. Currently, the Company operates in only one segment.


J.       Business Risks and Credit Concentrations

The Company operates in the high-end fashion modeling industry segment, which is rapidly evolving and highly competitive. The Company relies on the clients engaging its models. There can be no assurance that the Company will be able to continue to provide models to support its operations.

Accounts receivable are typically unsecured. The Company performs ongoing credit evaluations of its customers' financial condition. It generally requires no collateral and maintains reserves for potential credit losses on customer accounts, when necessary.

The Company advances funds to its models for preparing model portfolios and travel costs.

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

K.       Fair Value of Financial Instruments

The carrying value of certain of the financial instruments, including accounts receivable, other current assets, accounts payable, notes payable and accrued expenses approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of notes payable approximates fair value.

The value attributable to a beneficial conversion feature and/or to stock purchase warrants issued in conjunction with convertible notes payable is amortized to interest expense over the term of the notes.


L.       Recent Accounting Pronouncements

In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement also extends the reporting requirements to report separately, as discontinued operations, components of an entity that either have been disposed of or are classified as held-for-sale. The Company adopted the provisions of SFAS No. 144 effective July 1, 2002. The adoption of this statement did not have any impact on the Company's financial condition or results from operations.

In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 ("SFAS 145"), "Rescission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. SFAS 145 was adopted by the Company in the first quarter of fiscal 2002. The adoption of SFAS 145 is not expected to have a material impact on the Company's results of operations or financial position.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities." SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The scope of SFAS No. 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 will be effective for exit or disposal activities that

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

L.       Recent Accounting Pronouncements (continued)

are initiated after December 31, 2002 and early application is encouraged. The provisions of EITF No. 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF No. 94-3 prior to the adoption of SFAS No. 146. The Company will adopt FSAS 146 for exit or disposal activities that are initiated after December 31, 2002. The effect on adoption of SFAS No. 146 will change on a prospective basis the timing of when restructuring charges are recorded from a commitment date approach to when the liability is incurred.


M.       Advances to Models

The Company pays bills on behalf of models for the preparation of their professional modeling portfolios and for travel costs. These amounts have no specific repayment terms, but management expects repayment within one year.

Advances to models have been reviewed by management, and the Company has recorded an allowance for doubtful collections of $41,180 and $22,815 in 2002 and 2001, respectively.


N.       Receivables

Accounts receivable are typically unsecured. The Company performs ongoing credit evaluations of its customers' financial condition. It generally requires no collateral and maintains reserves for potential credit losses on customer accounts when necessary

The Company establishes an allowance for uncollectible trade accounts receivable
based  on  historical   collection   experience  and  management  evaluation  of
collectibility of outstanding accounts receivable.


O.       Basic and Diluted Net Earnings Per Share

Basic net earnings  (loss) per common share is computed by dividing net earnings
(loss) applicable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net earnings (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

P. Adoption of SFAS-133: Accounting for Derivative Instruments and Hedging Activities

The Company has adopted Financial Accounting Standards Board Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities", which requires that all derivative instruments be recorded on the balance sheet at fair value. The Company is currently not engaged in hedging activities nor does it have any derivative instruments, thus there is no impact on the current periods financial statements


R.       Comprehensive Income (Loss)

Comprehensive income consists of net income and other gains and losses affecting shareholders' equity that, under generally accepted accounting principles are excluded from net income in accordance with Statement on Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The Company, however, does not have any components of comprehensive income (loss) as defined by SFAS No. 130 and therefore, for the years ended December 31, 2002 and 2001, comprehensive income (loss) is equivalent to the Company's reported net income (loss).


S.       Long-Lived assets

The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 121, "Accounting for the impairment of long-lived Assets and Long-Lived Assets to Be Disposed Of". In accordance with SFAS No. 121, long-lived assets to be held are reviewed for events or changes in circumstances, which indicate that their carrying value may not be recoverable. During the years ended December 31, 2002 and 2001, no impairment has been recorded.


T.       Reclassifications

Certain reclassifications have been made to the 2001 financial statements to conform to the 2002 presentation.


U.       Stock-Based Compensation - Warrants

FIXN accounts for stock-based compensation using the fair-value based method prescribed in Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation". Compensation cost for all stock warrants issued by FIXN is (a) measured at the grant date based on the fair value of the warrants and (b) recognized over the service period. See Note 10.

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


2.       INCOME TAXES

Until December 27, 2002, the Company had chosen to be treated as a partnership for federal and state income tax purposes. A partnership is not a tax paying entity for federal or state income tax purposes. Accordingly, no federal income tax expense has been recorded in the statements. All income or losses will be reported on the individual members' income tax returns. The Company is subject to a minimum franchise tax in California.

Significant components of the provision for taxes based on income for the year ended December 31, 2002 and 2001 are as follows:

                                          2002                 2001
                                    -----------------     ---------------

               Current
                    Federal         $              -      $           -
                    State                                          (800)
                                              (1,380)
                                    --- -------------     --- -----------

                                    $         (1,380)     $        (800)
                                    --- -------------     --- -----------

               Deferred
                    Federal                        -                  -
                    State                          -                  -
                                    --- -------------     --- -----------
                                              (1,380)     $        (800)
                    Total           $
                                    === =============     === ===========

Significant components of the Company's deferred tax assets and liabilities for income taxes consist of the following:

                                                     Federal              State                Local
                                                 ----------------    -----------------    ----------------

Deferred tax asset
      Net operating loss carryforwards           $       404,448     $        104,011     $       17,324
      Bad debts                                           36,611                9,414              1,569
                                                 -- -------------    ---- ------------    --- ------------

Total deferred tax asset                         $       441,059     $        113,425             18,893
                                                 -- -------------    ---- ------------    --- ------------

      Less valuation allowance                   $      (441,059)    $       (113,425)    $      (18,893)
                                                 -- -------------    ---- ------------

      Net deferred tax asset                     $             -     $              -     $            -
                                                 == =============    ==== ============    === ============


                                      F-16

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


2.       INCOME TAXES (CONTINUED)

At both December 31, 2002 and 2001, FIXN has available approximately $1,005,000 in net operating loss carryforwards available to offset future federal and state income taxes, respectively, which expire through 2021. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. This and other components of deferred tax asset accounts are described above. As at December 31, 2001, the Company has provided a valuation allowance to reduce its net deferred tax asset to zero. The amount of the deferred tax asset considered realizable, however, can be revised in the near term based upon future operating conditions during the carryforward period.

The provision for income taxes consists of state franchise taxes. The expected combined federal and state income tax benefit of approximately 45% is reduced predominately by the valuation allowance applied to such benefits. The use of loss carryforwards from FIXN of approximately $1,005,000 is limited because of the change of greater than 50% in the ownership of its stock resulting from the merger.

A reconciliation of the provision for income tax expense with the expected income tax computed by applying the federal statutory income tax rate to income before provision for (benefit from) income taxes for the year ended December 31, 2002, is as follows:

                                                                      2002
                                                                  -------------

                      Income tax provision (benefit) computed
                      at federal statutory rate                       (35.00%)

                      State and local                                  (9.84%)

                      Other                                            (8.74%)

                      Valuation allowance                              53.60%
                                                                  -------------
                      Effective tax rate                                0.02%
                                                                  =============

In 2001, WAMM operated as a California limited liability company. Accordingly, it was not subject to federal and state income taxes. WAMM paid an $800 franchise tax fee in California.

In 2002, the Company incurred minimum franchise taxes of $300 and $280 for New York State and City, respectively.

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001



3.       FINANCING AGREEMENT

The Company has a secured asset-borrowing program with a financial institution to collateralize, with recourse, certain eligible trade receivables up to a maximum percentage of 80% of the net amounts of each receivable. As receivables collateralized to the financial institution are collected, the Company may transfer additional receivables up to the discretion of the lending institution. Gross receivables transferred to the financial institution amounted to $2,129,025 and $1,035,200 in 2002 and 2001, respectively. The Company retains the right to recall collateralized receivables under the program, and the receivables are subject to recourse. Therefore, the transaction does not qualify as a sale under the terms of Financial Accounting Standards Board Statement No. 125 (Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities). Included in the Balance Sheets as receivables at December 31, 2002 and 2001, are account balances totaling $352,458 and $147,300 of uncollected receivables collateralized to the financial institution.



4.       LINE OF CREDIT

The Company has an unsecured line of credit agreement with a bank, which provides that it may borrow up to $50,000 at the interest rate of 12% per annum. At December 31, 2002 and 2001, $51,036 and $48,916 were borrowed against the line of credit. The line of credit is renewable annually by mutual agreement of the parties.



5.       EQUITY - CAPITAL CONTRIBUTIONS

The original owners of WAMM made capital contributions to the Company of $7,000 and $246,000 in 2002 and 2001, respectively.



6. RELATED PARTY TRANSACTIONS

MR. STEVE CHAMBERLIN

Mr. Steve Chamberlin, President and managing member of the Company, has advanced monies to the Company. The Company repaid to Mr. Chamberlin $3,323 and $35,789 in 2002 and 2001, respectively, for these advances.

During 2002, the Company advanced to Mr. Chamberlin $28,040. These advances are due on demand and are non-interest-bearing.

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001



6.       RELATED PARTY TRANSACTIONS (CONTINUED)

TRANSACTIONS WITH SHAREHOLDERS

Two shareholders advanced a total of $52,000 to the Company during 2002. The Company repaid these advances in January 2003. The advances are non-interest bearing.



7.       COMMITMENTS AND CONTINGENCIES

A.       Legal

The Company is periodically involved in legal actions and claims that arise as a result of events that occur in the normal course of operations. The Company is not currently aware of any legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company's financial position or results of operations.


B.       Operating Leases

Beginning at its inception, the Company's principal executive offices were located in a 2,500 square foot facility at 9009 Beverly Boulevard, Suite 103, West Hollywood, CA 90040. The Company renewed the lease in February 2001 under a 24-month agreement. All operations including development, control, and maintenance were performed at this facility. The aggregate rental rate for the entire facility for the four-month period ending April 30, 2001, was $22,800. The Company obtained a lease severance effective May 17, 2001.

On May 17, 2001, the Company's principal executive offices relocated to a 3,479 square foot facility at 9440 Santa Monica Boulevard, Suite 400, Beverly Hills, CA 90210. The Company leases the facility under a 60-month agreement that terminates on April 30, 2005, with the option to renew for an additional six months. The aggregate rental rate for the entire facility for the eight months ending December 31, 2001, and the year ending December 31, 2002 were $71,667 and $100,895, respectively. All operations were performed at this facility.

The Company also leases office equipment under an open-ended operating lease. The aggregate monthly rental (exclusive of sales tax) is $621 per month.

In March 2000, the Company leased an automobile under a 36-month non-cancelable operating lease agreement. The Company is obligated to pay $376 per month.

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


7.       COMMITMENTS AND CONTINGENCIES (CONTINUED)

B.       Operating Leases (continued)

In  September   2002,  the  Company  leased  an  automobile   under  a  36-month
non-cancelable operating lease agreement. The Company is obligated to pay $1,392 per month.

In  November  2002,   the  Company   leased  an  automobile   under  a  40-month
non-cancelable operating lease agreement. The Company is obligated to pay $422 per month.

The aggregate future rental rates through December 31, 2006, are as follows:

                                   Year Ending December 31,
                                   2003                          136,110
                                   2004                          138,747
                                   2005                           55,996
                                   2006                            1,465
                                                        --- --------------

                                                        $        332,318
                                                        === ==============


C.       Capital Leases

The Company maintains capital leases for some of its office equipment and for accounting software designed specifically for the Company's industry. The following is a schedule by year of the approximate future minimum lease payments required under these leases:

2003                                                         $           20,916
2004                                                                     12,101
2005                                                                     12,101
2006                                                                      7,059
                                                             --- --------------
         Future Minimum lease payments                       $           52,177

         Less amount representing interest                              (7,508)
                                                             --- --------------

Present value of minimum lease payments                                  44,669

Less current portion                                                   (17,219)
                                                             --- --------------

Long-term capital lease obligation                           $           27,450
                                                             === ==============


The leased property under capital leases as of December 31, 2002 has a cost of $60,537, accumulated amortization of $19,707 and a net book value of $40,830. Amortization of the leased property is included in depreciation expense and amounts to $11,698 and $5,899 for the years ended December 31, 2002 and 2001, respectively.

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001



7.       COMMITMENTS AND CONTINGENCIES (CONTINUED)

D.       Contingent Liability

On May 15, 2002, FIXN completed a transaction pursuant to a Settlement of Debts and Asset Purchase Agreement, dated March 29, 2002, with Starbrand, LLC, pursuant to which FIXN divested all of its operations and sold substantially all of its assets and certain specified liabilities to Starbrand, LLC, in exchange for cancellation of $450,000 of outstanding 4%, $1,500,000 convertible debentures. FIXN is contingently liable for the payment of the liabilities transferred aggregating approximately $200,000. No claim has been made regarding these liabilities as of December 31, 2002, and management believes that no reserve is necessary.



8.       MERGER OF FAMOUS FIXINS AND WARNING MODEL MANAGEMENT, LLC

On December 27, 2002, the Company completed the merger with Famous Fixins, Inc., ("FIXN"), a public shell company traded on the NASDAQ Over-the-Counter Bulletin Board, by acquiring 54% of the outstanding capital stock of FIXN.

The merger of WAMM, an operating company, with FIXN, a non-operating public shell company with nominal assets, is treated as a capital transaction in substance rather than a business combination. Therefore, no goodwill or intangible assets are recorded.

The following table presents the allocation the assets acquired and liabilities assumed as:

  Accounts receivable                                       $           64,500
                                                            -- ----------------
        Total assets                                        $           64,500
                                                            -- ----------------

  Convertible debt and long-term debt due within one year   $       (1,232,691)
  Other current liabilities                                            (81,380)
  Convertible notes payable - shareholders                          (2,900,000)
  Unamortized bond discount                                            522,095
                                                            -- ----------------
        Total liabilities assumed                                   (3,691,976)
                                                            -- ----------------
           Total adjustment to equity                       $       (3,627,476)
                                                            == ================

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001



8.       MERGER OF FAMOUS FIXINS AND WARNING MODEL MANAGEMENT, LLC (CONTINUED)

The following (unaudited) pro forma consolidated results of operations have been prepared as if the merger with FIXN, Inc. had occurred at January 1, 2001:

                                                  December 31, 2002      December 31, 2001
                                                  ------------------     ------------------

        Sales                                     $       2,323,849      $       1,252,061
        Operating expenses                               (1,133,292)              (675,297)
        Discontinued operations - loss                     (248,922)            (1,100,630)
        Net loss                                         (5,118,194)            (1,433,184)

        Discontinued loss per share - basic       $        (0.010)       $         (0.045)
        Discontinued loss per share - diluted     $        (0.010)       $         (0.045)

        Net loss per share - basic                $        (0.119)       $         (0.037)
        Net loss per share - diluted              $        (0.119)       $         (0.037)


The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the merger been consummated as of that time, nor is it intended to be a projection of future results.



9.       NOTES PAYABLE

Notes payable at December 31, 2002, consist of the following:

                                                                  2002               2001
                                                              ---------------    ---------------
       10% note payable - private party.  Interest payable    $       48,783     $            -
       or accruing monthly, due on demand.

       Note payable - private party, $6,000 fixed interest,
       due January 2003, unsecured.                                   30,000                  -

       Non-interest-bearing note payable - private party,
       due December 2002, unsecured.                                  88,000                  -
                                                                 ------------       ------------

       Total notes payable at December 31                     $      166,783     $            -
                                                                 ============       ============

In September 2002, the Company borrowed $88,000 from a private party. The loan was paid in January 2003.

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001




9.       NOTES PAYABLE (CONTINUED)

In October 2002, the Company borrowed $30,000 from a private party. The loan, including the premium, was paid in January 2003.


10% DEMAND NOTES PAYABLE

In January 2002, FIXN issued promissory notes of $27,500 with interest at a rate of 10% per year. Beginning June 15, 2002, these notes become payable on demand.

In May 2002, FIXN borrowed an aggregate of $21,283 from two lenders and issued notes payable at an interest rate of 10% per annum. Beginning June 15, 2002, these notes become payable on demand. The lenders include a party related to the holders of its 4% convertible debentures and another unrelated party.



10.      CONVERTIBLE DEBENTURES & PROMISSORY NOTES

4% CONVERTIBLE DEBENTURES PAYABLE

On October 27, 2000, FIXN entered into an agreement with the three investors for the issuance of $1,500,000 4% Convertible Debentures and 250,000 warrants for shares of FIXN's common stock. Under the terms of the agreement, the $1,500,000 principal amount of the 4% debentures was issued for cash of $500,000 and the surrender of the outstanding $1,000,000 of 0% Convertible Debentures described above. The entire issue of the $1,500,000 4% Convertible Debentures was due on August 7, 2001, with a 5% premium on principal, plus accrued interest. Effective May 15, 2002, FIXN was relieved of $450,000 of the outstanding principal and the premium of $75,000 as a result of the asset sale to Starbrand, LLC. The debentures are convertible into common stock commencing on the maturity date at a conversion price of the lesser of $.054 per share or an amount computed under a formula, based on the discounted average of the lowest bid prices during a period preceding the conversion date.

The conversion of the 4% debentures into common shares is subject to the condition that, no debenture holder may own an aggregate number of shares, including conversion shares, which is greater than 9.9% of the then outstanding common stock. Other provisions of the agreement include default, merger and common stock sale restrictions on FIXN. The debenture holders may cause FIXN to redeem debentures, with interest and a 30% payment premium, from up to 50% of the net proceeds received under an equity line of credit type of agreement or other permitted financing. The equity line of credit agreement was a condition to the October 27, 2000, 4% Convertible Debenture and Warrants Purchase Agreement.

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001



10.      CONVERTIBLE DEBENTURES & PROMISSORY NOTES (CONTINUED)

4% CONVERTIBLE DEBENTURES PAYABLE (CONTINUED)

Interest on the 4% convertible debentures is payable semi-annually and is convertible into common stock at the investors' option. Due to the non-payment of interest in fiscal year 2000, the debenture holders had the right to consider the debentures as immediately due and payable.

In July 2002, FIXN issued an additional $100,000 of 4% convertible debentures. These debentures are due in July 2003 and are classified as current. The notes have a $5,000 premium due at maturity.

Based upon a debenture conversion price being 85% of the average of the five (5) lowest closing bid prices of the Common Stock during the twenty-two (22) Trading Days preceding the applicable Conversion Date. The beneficial conversion feature of these debentures issued was $17,674, and the amount was credited in the accounts of FIXN as additional paid in capital. The amount attributable to the beneficial conversion feature is amortized over the term of the loan and is included as a component of interest expense. Interest on the indebtedness is accrued through December 31, 2002.

The financial statements as of December 31, 2002, reflect the remaining principal amount of the 4% debentures, less the unamortized bond discount. The net carrying value is $1,141,773. Interest on the indebtedness is accrued through December 31, 2002.


5% CONVERTIBLE DEBENTURES PAYABLE

The 5% Debenture holders are entitled to convert, at any time, any portion of the principal of the 5% Debentures to common stock at a conversion price for each share at the lower of (a) 80% of the market price at the conversion date or
(b) $0.55. The 5% Debentures include an option by FIXN to exchange the Debentures for Convertible Preferred Stock.

The following summarizes the outstanding balance of the 5% Debentures at December 31, 2002 and 2001:

                                                      2002              2001
                                                 ---------------    --------------

  Outstanding principal amount of 5% debentures  $     33,975       $           -
  Less unamortized discount for warrants issued            (9)                  -
                                                 --- -----------    --- ----------

  Carrying amount                                $     33,966       $           -
                                                 === ===========    === ==========



                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001



10.      CONVERTIBLE DEBENTURES & PROMISSORY NOTES (CONTINUED)

10% CONVERTIBLE DEBENTURES PAYABLE

On December 30, 2002, the Company issued $500,000 in new three-year convertible debentures with an interest rate of 10%, payable quarterly. These debentures are convertible in the Company's common stock at 85% of the average of the three lowest closing prices during the 20 days prior to the conversion. All these debentures are redeemable in cash due one year from the date of issuance. The notes mature in December 2005, and are classified as long-term.

Based upon a debenture conversion price being 85% of the average of the five (5) lowest closing bid prices of the Common Stock during the twenty-two (22) Trading Days preceding the applicable Conversion Date. The beneficial conversion feature of these debentures issued was $88,235, and the amount was credited in the accounts as additional paid in capital. The amount attributable to the beneficial conversion feature is amortized over the term of the loan and is included as a component of interest expense. In conjunction with the issuance of the convertible debentures, the Company issued Common Stock Purchase Warrants (collectively the Note Warrants) to purchase 1,000,000 shares of the Company's common stock, par value $00.01 per share (the Common Stock), at an exercise price of $0.01 per share, and are immediately exercisable. Total funds received of $500,000 were allocated $9,000 to the Note Warrants and $491,000 to the Notes. The total value allocated to the Note Warrants is being amortized to interest expense over the term of the Notes. At December 31, 2002, the unamortized discount on the Notes is approximately $96,913. Interest on the indebtedness is accrued through December 31, 2002.

The financial statements as of December 31, 2002, reflect the remaining principal amount of the 10% debentures, less the unamortized bond discount attributable to the beneficial conversion feature and the warrants. The net carrying value is $403,087. Interest on the indebtedness is accrued through December 31, 2002.


CONVERTIBLE NOTES PAYABLE DUE TO MEMBERS OF WARNING MODEL MANAGEMENT, LLC

The merger of Warning Model Management, LLC, and FIXN resulted in FIXN issuing to the members of Warning Model Management, LLC an aggregate of $2,900,000 principal amount of 4% convertible debentures due December 27, 2004.

The terms of the debentures require that interest be paid on the principal sum outstanding semi-annually in arrears at the rate of 4% per annum accruing from the date of initial issuance. Accrual of interest shall commence on the first business day to occur after the date of initial issuance and continue until payment in full of the principal sum has been made or duly provided for. Semi-annual interest payments shall be due and payable on December 1 and June 1 of each year, commencing with June 1, 2003. The Company will pay the principal of and any accrued but unpaid interest due upon this Debenture on the Maturity Date.

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001




10.      CONVERTIBLE DEBENTURES & PROMISSORY NOTES (CONTINUED)

CONVERTIBLE NOTES PAYABLE DUE TO MEMBERS OF WARNING MODEL MANAGEMENT, LLC (CONTINUED)
-----------------------------------------------------------------------------

The Holders of these Convertible Debentures are entitled, at their option, to convert at any time, the principal amount of this Debenture or any portion thereof, plus, at the Holder's election, any accrued and unpaid interest, into shares of Common Stock of the Company (the common stock of the Company, the "Common Stock" and shares of Common Stock so converted, the "Conversion Shares") at a conversion price for each share of Common Stock ("Conversion Price") equal to the lesser of (i) $0.05 (the "Set Price") (subject to adjustment for stock splits and the like), and (ii) 85% of the average of the five (5) lowest closing bid prices of the Common Stock during the twenty-two (22) Trading Days preceding the applicable Conversion Date.

Based upon a debenture conversion price being either the lesser of 0.05 per share or 85% of the average of the five (5) lowest closing bid prices of the Common Stock during the twenty-two (22) Trading Days preceding the applicable Conversion Date. The beneficial conversion feature of the $2,900,000 debentures issued was $511,765, and the amount was credited in the accounts of FIXN as additional paid in capital. The amount attributable to the beneficial conversion feature is amortized over the term of the loan and is included as a component of interest expense. Interest on the indebtedness is accrued through December 31, 2002.

The financial statements as of December 31, 2002, reflect the remaining principal amount of the 4% debentures to shareholders, less the unamortized bond discount. The net carrying value is $2,390,105. Interest on the indebtedness is accrued through December 31, 2002.



11.      EQUITY DRAWDOWN FACILITY

On October 31, 2000, FIXN entered into a type of equity line of credit agreement for the future sale of shares of its common stock and warrants. Under the agreement, which is subject to various conditions, an investor has committed to provide up to $5 million, at FIXN's request, over a 24-month period, to be applied to the purchase price of FIXN's common stock. FIXN may request at specified intervals, $100,000 minimum equity drawdowns, with maximum drawdown amounts at each request based on 4.5% of (i) the weighted average price of FIXN's common stock for a prescribed period prior to the request multiplied by
(ii) the total trading volume during such period. As at December 31, 2002 and 2001 the minimum drawdown requirement has not been met. Drawdowns may be further limited due to a provision in the agreement that prevents FIXN from issuing shares to the extent that the investor would beneficially own more than 9.9% of FIXN's then outstanding common stock. Under the agreement, FIXN is required to file a Registration Statement with the Securities and Exchange Commission before the investor is obligated to accept a drawdown request by FIXN. Consequently, until such Registration Statement is effective, FIXN will not receive any funds under the agreement.

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001




11.      EQUITY DRAWDOWN FACILITY (CONTINUED)

The per share amount to be received by FIXN for the sale of its common stock on each equity drawdown shall be reduced by a 17.5% discount on the market price of the shares (as defined in the agreement). Escrow agent fees and a 10% placement fee will also reduce the proceeds of sale. At the October 31, 2000 closing, FIXN issued a stock purchase warrant for up to 500,000 shares of common stock to the investor at an exercise price of $.0636 per share, such warrant to expire on October 31, 2003. The value of the 500,000 stock warrant ($35,730) is charged to interest expense in 2000. FIXN has also agreed to issue additional warrants for shares equal to 50% of the shares purchased by the investor on each drawdown. There are various other conditions to the agreement, including the investor's right to terminate the agreement under specified events. At the closing, FIXN paid $10,000 for the investor's legal and other expenses.

See Note 10 in connection with an election by the holders of the 4% Convertible Debentures to apply a portion of the proceeds of the equity drawdowns to redeem their debentures.

FIXN did not utilize this equity drawdown facility as of December 27, 2002. The Company did not utilize this facility as of December 31, 2002. Subsequent to the merger, the Company has elected to pursue a different financing vehicle.

In December 2002, the Company signed a letter of intent with a different unrelated third party, who has provided debt financing to the Company, to provide an equity drawdown facility of up to $2,000,000.



12.      OUTSTANDING WARRANTS TO PURCHASE COMMON STOCK

FIXN has issued warrants to purchase shares of its common stock to certain officers, employees and non-employees. The objectives of the issuance of the warrants include attracting and retaining the best talent, providing for additional performance incentives and promoting the success of FIXN by providing the opportunity to employees and non-employees to acquire common stock. FIXN has also issued warrants to certain investors in connection with the issuance of debentures and the sale of common stock. Outstanding warrants have been granted at exercise prices ranging from $.001 to $2.25 and expire as much as five years from the date of grant. On December 27, 2002, date of merger, FIXN had warrants outstanding to purchase 8,867,480 common shares.

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001




12.      OUTSTANDING WARRANTS TO PURCHASE COMMON STOCK (CONTINUED)

The status of FIXN's warrants is summarized below as of December 31, 2001:

                                                   Number of       Weighted Range of       Average Exercise
                                                   Warrants         Exercise Prices              Price
                                                  ------------    ---------------------    ------------------

Outstanding at December 27, 2002                    8,867,480     $     0.001 - 1.00$            0.48
       Granted in 2002                              1,000,000              0.01                  0.01
       Cancelled in 2002                                    -            -                       -
                                                  ------------    ---------------------    ------------------

Outstanding at December 31, 2002                    9,867,480            0.001 - 1.00            0.43
                                                  ============    =====================    ==================

Weighted average remaining contractual terms                                                      1.85 years
                                                                                           ------------------

Number of warrants exercisable at December 31, 2002                                            9,867,480
                                                                                           ------------------

Weighted average exercise price of warrants                                                         0.43
                                                                                           -----------------


As stated in Note 1, FIXN accounts for stock-based compensation using the fair value method prescribed in SFAS No. 123 "Accounting for Stock-Based Compensation", under which compensation cost for all stock warrants issued (both vested and non-vested) is measured at the grant date based on the fair value of the warrants. Such cost is recognized over the service period (the contract period). All costs were recognized by FIXN prior to December 27, 2002.

The fair value of each warrant issued was estimated on the date of grant using the Black-Scholes option-pricing model.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options and warrants, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's warrants have characteristics significantly different from those of traded options and warrants, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

Warrants are granted at prices equal to the current fair value of the Company's common stock at the date of grant. The vesting period is usually related to the term of the underlying convertible debenture.

The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: 2002--dividend yield of 0%; expected volatility of 200%; risk-free interest rate of 5.84%, and expected life of 3 years. The fair value of the options granted in 2002 was $0.009 per share.

                               FAMOUS FIXINS, INC.
                  (SUCCESSOR TO WARNING MODEL MANAGEMENT, LLC)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001




13.      SUBSEQUENT EVENTS

In January 2003, the Company received aggregate proceeds of $50,000 in connection with the issuance of a 10% $50,000 convertible debentures, due in 2004. The lender, an unrelated party, is a current holder of a note payable issued by the Company.

In March 2003, the Company obtained short-term debt financing of $48,000, which is due in 90 days. The lender is a holder of its 10% convertible debentures due June 2003, and an unrelated party.

In January 2003, the Company issued 11,000,000 shares of its registered common stock, having a market value of $110,000, to three individuals in lieu of cash compensation for services rendered.

In February 2003, the holder of 10% convertible debentures converted $25,500 of principal into 5,000,000 shares of the Company's common stock.

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS
-------------------------------------------------

INDEMNIFICATION OF DIRECTORS AND OFFICER

Our Certificate of Incorporation provides: the corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the corporation.

Article 7 of the New York Business Corporation Law provides the following:

            Section 721. Nonexclusive of statutory provisions for indemnification of directors and officers. The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.


Section 722.  Authorization for indemnification of directors and officers.

               (a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

               (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contenders, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

               (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

               (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed, by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose, which is not opposed to the best interests of the corporation.

            Section 723. Payment of indemnification other than by court award.

               (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

               (b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

                  (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

                  (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

                     (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

                     (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

                     (C) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

            Section 724.  Indemnification of directors and officers by a court.

               (a) Notwithstanding the failure of a corporation to provide indemnification, and despite and contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section for indemnification of directors and officers),

722 (Authorization for indemnification of directors and officers) and paragraph
(a) of section 723. Application therefore may be made, in every case, either:

                   (1) In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or

                   (2) To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were incurred or other amounts were paid.

               (b) The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

               (c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

            Section 725. Other provisions affecting indemnification of directors and officers.

               (a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

               (b) No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

                  (1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation, which prohibits or otherwise limits such indemnification;

                  (2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

                  (3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

               (c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

               (d) If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

               (e) Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

               (f) The provisions of this article relating to indemnification of directors and officers and insurance therefore shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).


Section 726.  Insurance for indemnification of directors and officers.

               (a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

                  (1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

                  (2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

                  (3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

               (b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

                  (1) If a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

                  (2) In relation to any risk the insurance of which is prohibited under the insurance law of this state.

               (c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

               (d) The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

               (e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

                Our Certificate of Incorporation further provides: personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law, as the same may be amended and supplemented.

      Section 402(b) of the New York Business Corporation Law provides: the certificate of incorporation may set forth a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit: (1) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719, or
(2) the liability of any director for any act or omissions prior to the adoption of a provision authorized by this paragraph.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Famous Fixins pursuant to the foregoing provisions or otherwise, we are aware that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct

Commission Policy

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Related to the securities being registered. The expenses shall be paid by the Registrant.

SEC Registration Fee                        $      204.52
Printing and Engraving Expenses             $    5,000.00
Legal Fees and Expenses                     $   20,000.00
Accounting Fees and Expenses                $   15,000.00
Transfer Agent Fees                         $    5,000.00
Blue Sky Fees                               $    1,000.00
Miscellaneous                               $    5,000.00
                                            ---------------
Total                                       $   51,204.52

RECENT SALES OF UNREGISTERED SECURITIES

Since December 31, 2002 (latest fiscal year end of Famous Fixins, Inc.) the Company made the following sales of stock without registration using the exceptions available under the Securities Act of 1933, as amended, including unregistered sales made pursuant to Section 4(2) of the Securities Act of 1933, as follows:

On December 27, 2002, we issued three, two year 4% interest, convertible promissory notes in the aggregate of $2,900,000 to the members of WAMM as follows: Jeffrey Wong, $290,000. George Furla, $1,450,000 and $1,160,000 to Steve Chamberlin.

Effective with the merger date, 24,313,655 shares of FIXN common stock were issued to the members of Warning Model Management, LLC, pursuant to the Agreement and Plan of Merger dated December 27, 2002 as part of the consideration for the Merger of Warning Model Management LLC and FIXN. These shares were issued pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering," valued at $0.01 per share (price reflected market price) The investors of the stock at this time were accredited investors.

On December 30, 2002, we issued an aggregate of $500,000 of 10% convertible debentures due in 2005 to an investor. The debenture accrues interest at 10% per annum. The holder has the right to convert the debentures in to common shares at any time through maturity at a conversion price of 85% of the average of the lowest three trading prices during the 20 trading days preceding the conversion date. The debenture holders also received warrants allowing purchase of 1,000,000 common shares at an exercise price of $0.01 per share at any time before December 30, 2007. The proceeds were primarily used to repay short-term borrowings and for general corporate purposes.

On January 7, 2003, we issued an aggregate of $50,000 of 10% convertible debentures due in 2004 to an investor. The debenture accrues interest at 10% per annum. The holder has the right to convert the debentures in to common shares at any time through maturity at a conversion price of 85% of the average of the lowest three trading prices during the 20 trading days preceding the conversion date.

On February 6, 2003, the holder of a 10% convertible debenture issued by FIXN on October 27, 2000, elected to partially convert, $25,500 of the outstanding principal amount of the debentures, into 5,000,000 shares of our common stock. The shares were issued using the exemption provided by Rule 144k..

On March 5, 2003, we issued a $48,000 promissory note to Filter International, LTD. For funds loaned to us.

On March 5, 2003, we issued a $20,000 promissory note to Peter Benz for funds loaned to us.

On April 4th and on April 15, 2003 we issued promissory notes for $10,000 each date to George Furla for funds loaned to the Company.

EXHIBITS
Exhibit
NUMBER            DESCRIPTION
--------          ------------
2.1 Plan and Agreement of Reorganization between Spectrum Resources, Inc. and Famous Fixins, Inc. (Incorporated by reference to Exhibit 1 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
2.2 Agreement and Plan of Merger between Famous Fixins, Inc., a Nevada corporation, and Famous Fixins Holding Company, Inc., a New York corporation (Incorporated by reference to Exhibit 2 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
2.3 Agreement and Plan of Merger between Famous Fixins, Inc., a New York corporation, and Famous Fixins Holding Company, Inc., a New York corporation (Incorporated by reference to Exhibit 3 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
3(i)(1) Articles of Incorporation of Spectrum Resources, Inc. (Incorporated by reference to Exhibit 4 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
3(i)(2) Certificate of Incorporation of Famous Fixins Holding Company, Inc. (Incorporated by reference to Exhibit 5 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
3(i)(3) Articles of Merger for Famous Fixins, Inc., a Nevada corporation, and Famous Fixins Holding Company, Inc., a New York corporation (Incorporated by reference to Exhibit 6 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
3(i)(4) Certificate of Merger of Famous Fixins Holding Company, Inc., a New York Corporation, and Famous Fixins, Inc., a Nevada Corporation (Incorporated by reference to Exhibit 7 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
3(i)(5) Certificate of Merger of Famous Fixins, Inc., a New York corporation, and Famous Fixins Holding Company, Inc. (Incorporated by reference to
          Exhibit 8 of Registration Statement on Form 10-SB/A (Amendment No.
          3) filed on December 10, 1999.)
3(i)(6) Certificate of Amendment of the Certificate of Incorporation of Famous Fixins Holding Company, Inc. (Incorporated by reference to Exhibit 9 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
3(ii) By-Laws (Incorporated by reference to Exhibit 10 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
4.1 Form of Warrant Certificate (Incorporated by reference to Exhibit 11 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
4.2       Warrant Certificate of Michael Simon (Incorporated by reference to
          Exhibit 12 of Registration Statement on Form 10-SB/A (Amendment No.
          3) filed on December 10, 1999.)
4.3 Form of Warrant Certificate (Incorporated by reference to Exhibit 13 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
4.4 Convertible Debenture and Warrants Purchase Agreement between Famous Fixins, Inc. and AMRO International, S.A. dated as of October 19, 2000 (Incorporated by reference to Exhibit 14 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
4.5 Convertible Debenture and Warrants Purchase Agreement between Famous Fixins, Inc. and Austost Anstalt Schaan and Balmore Funds, S.A. dated as of October 19, 1999 (Incorporated by reference to Exhibit 15 of Registration Statement on Form 10-SB/A (Amendment No. 3) filed on December 10, 1999.)
4.6 Convertible Debenture and Warrants Purchase Agreement between Famous Fixins, Inc. and Roseworth Group Ltd., Austost Anstalt Schaan, and Balmore Funds, S.A. dated as of March 7, 2000 Incorporated by reference to Exhibit 4.6 of Annual Report on Form 10-KSB filed on March 29, 2000.
4.7 Convertible Debenture and Warrants Purchase Agreement, dated as of October 27, 2000, between Famous Fixins, Inc. and Roseworth Group Ltd., Austost Anstalt Schaan and Balmore Funds, S.A. (Incorporated by reference to Exhibit 10.1 of Quarterly Report on Form 10-QSB/A filed on December 15, 2000.)

4.8       Common Stock Purchase Agreement, dated as of October 31, 2000, between Famous Fixins, Inc. and Folkinburg Investments Limited (Incorporated by reference to Exhibit 10.2 of Quarterly Report on
          Form 10-QSB/A filed on December 15, 2000.)
4.9 * Subscription Agreement, dated December 27, 2003 between Famous Fixins, Inc. and Mercator Momentum Fund, L.P.
4.10* Equity Line Stock Purchase Agreement dated December 27, 2003 between Famous Fixins, Inc. and Mercator Momentum Fund, L.P.
4.11* Convertible Debenture dated December 27, 2003 between Famous Fixins, Inc. and Mercator Momentum Fund, L.P.
4.12* Stock Purchase warrant dated December 27, 2003 between Famous Fixins, Inc. and Mercator Momentum Fund, L.P.
5.1 *     Opinion re: Legality
23.1*     Consent of Naccarato $ Associates
23.2*     Consent of independent auditors Pohl, McNabola, Berg & Company, LLP

* Filed herewith.

UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

Undertaking  (a)

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ('230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement.

     (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Undertaking (e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Beverly Hills, CA, 90201.

Registrant:       Famous Fixins, Inc.

SIGNATURE                              TITLE                           DATE
---------                               -----                       -----------

By:      /S/ MICHAEL RUDOLPH        Chief Executive Officer          May 9, 2003
         -------------------

         Michael Rudolph            Director, and Principal
                                    Accounting Officer


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:


SIGNATURE                                   TITLE                                       DATE
---------                                   -----                                   ------------


By:      /S/ MICHAEL RUDOLPH             Chief Executive   Officer                   May 9, 2003
         -------------------    Director, and Principal Accounting Officer
         Michael Rudolph


By:      /S/ STEVE CHAMBERLIN               Director                                 May 9, 2003
         --------------------
         Steve Chamberlin


By:      /S/ STANLEY TEPPER          Chief Financial Officer                          May 9, 2003
         ------------------
           Stanley Tepper

